                                                                     Exhibit 2.1













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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                          DAY INTERNATIONAL GROUP, INC.

                                       AND

            THE STOCKHOLDERS IDENTIFIED ON THE SIGNATURE PAGES HERETO

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VARN-SPA

                                TABLE OF CONTENTS

Section                                                                           Page
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
1.   Definitions.....................................................................1

2.   Purchase and Sale..............................................................11
     2.1      Purchase and Sale. ...................................................11
     2.2      Certain Closing Payments..............................................12
     2.3      Earn-Out Payment.  ...................................................12
     2.4      Post-Closing Adjustment to Consideration..............................14

3.   Closing........................................................................16
     3.1      Location, Date. ......................................................16
     3.2      Deliveries. ..........................................................16

4.   Representations and Warranties of the Stockholders.............................17
     4.1      Corporate Status......................................................17
     4.2      Authorization. .......................................................17
     4.3      Consents and Approvals................................................17
     4.4      Capitalization and Stock Ownership....................................18
     4.5      Financial Statements..................................................18
     4.6      Absence of Undisclosed Liabilities....................................19
     4.7      Title to Assets; Sufficiency of Assets................................19
     4.8      Real Property. .......................................................20
     4.9      Taxes.................................................................21
     4.10     Subsidiaries..........................................................22
     4.11     Legal Proceedings and Compliance with Law.............................22
     4.12     Environmental Conditions..............................................23
     4.13     Contracts.............................................................24
     4.14     Intellectual Property Matters. .......................................25
     4.15     Benefit Plans.........................................................26
     4.16     Employees, Labor Matters, etc.........................................27
     4.17     Corporate Records.....................................................28
     4.18     Absence of Certain Changes. ..........................................28
     4.19     Finder's Fees. .......................................................29
     4.20     Affiliate Transactions................................................29

5.   Representations and Warranties of Buyer.  .....................................30
     5.1      Organizational Status. ...............................................30
     5.2      Authorization. .......................................................30
     5.3      Consents and Approvals................................................30
     5.4      Finder's Fees. .......................................................31
     5.5      Sufficient Funds. ....................................................31
     5.6      Investment Purpose. ..................................................31

6.   Covenants Pending Closing......................................................31
     6.1      Conduct of the Business by Subject Companies. ........................31
     6.2      Access to Information. ...............................................33
     6.3      No Solicitation. .....................................................34
     6.4      Competition and Confidentiality.  ....................................34
     6.5      Supplements to Disclosure Schedule. ..................................36
     6.6      Guarantees. ..........................................................36
     6.7      Compliance With New Jersey Industrial Site Recovery Act. .............36
     6.8      Repayment of Indebtedness.............................................37
     6.9      FIRPTA................................................................37
     6.10     Pre-Closing Transactions..............................................37

7.   Mutual Covenants...............................................................37
     7.1      Fulfillment of Closing Conditions. ...................................37
     7.2      Disclosure of Certain Matters. .......................................38
     7.3      Compliance with HSR Act and Foreign Regulatory Requirements. .........38
     7.4      Public Announcements. ................................................38
     7.5      Books and Records. ...................................................39
     7.6      No Other Warranties. .................................................39
     7.7      Forecasts; Projections; Etc. .........................................39
     7.8      Disclaimer. ..........................................................39
     7.9      Employees.............................................................39
     7.10     Insurance.............................................................40
     7.11     Refunds...............................................................40
     7.12     Cash on Closing.......................................................40
     7.13     Termination of Certain Contracts......................................40
     7.14     Allocation............................................................40

8.   Conditions Precedent to Obligations of the Stockholders........................40
     8.1      Representations and Warranties. ......................................40

                                      -ii-
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

     8.2      Agreements, Conditions and Covenants. ................................41
     8.3      Certificates. ........................................................41
     8.4      Legality. ............................................................41
     8.5      Required Consents; Certain Approvals. ................................41
     8.6      Ancillary Documents. .................................................41
     8.7      Opinions of Counsel...................................................41
     8.8      Termination of Certain  Contracts.....................................41
     8.9      German Debt...........................................................41

9.   Conditions Precedent to Obligations of Buyer...................................42
     9.1      Representations and Warranties. ......................................42
     9.2      Agreements, Conditions and Covenants. ................................42
     9.3      Certificates. ........................................................42
     9.4      Legality. ............................................................42
     9.5      Required Consents. ...................................................42
     9.6      ISRA Approval.........................................................42
     9.7      Ancillary Documents. .................................................43
     9.8      Subsidiary Purchase Agreements........................................43
     9.9      Resignation of Directors..............................................43
     9.10     Financing.............................................................43
     9.11     Opinions of Counsel...................................................43

10.  Indemnification................................................................43
     10.1     Indemnification. .....................................................43
     10.2     Procedure for Claims..................................................44
     10.3     Certain Limitations. .................................................46
     10.4     Generally. ...........................................................47
     10.5     Claims Period.  ......................................................47
     10.6     Exclusivity. .........................................................48
     10.7     Sellers'Representatives...............................................48

11.  Tax Matters....................................................................49
     11.1     Payment for Certain Taxes.............................................49
     11.2     Tax Returns.  ........................................................50
     11.3     Tax Proceedings.......................................................50
     11.4     Cooperation on Tax Matters. ..........................................50
     11.5     Certain Taxes. .......................................................51

12.  Termination....................................................................51
     12.1     Grounds for Termination. .............................................51
     12.2     Effect of Termination. ...............................................52

13.  General Matters................................................................53
     13.1     Contents of Agreement. ...............................................53
     13.2     Amendment, Parties in Interest, Assignment, Etc. .....................53
     13.3     Further Assurances.  .................................................53
     13.4     Expenses. ............................................................53
     13.5     Waiver. ..............................................................53
     13.6     Notices. .............................................................54
     13.7     Governing Law. .......................................................55
     13.8     No Benefit to Others. ................................................56
     13.9     Interpretation. ......................................................56
     13.10    Disclosure Schedule and Schedules. ...................................56
     13.11    Counterparts. ........................................................56

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                                      -v-

The following Disclosure Schedules, Schedules and Exhibits have been omitted. The Company agrees to furnish supplementally copies of such Disclosure Schedules, Schedules and Exhibits to the Securities and Exchange Commission upon request.

Disclosure Schedule
-------------------

4.1               Corporate Status
4.3               Required Consents
4.4               Capitalization and Stock Ownership
4.5               Financial Statements
4.6               Absence of Undisclosed Liabilities
4.7               Title to Assets and Related Matters
4.8(a)            Owned Real Property
4.8(b)            Real Property Leases
4.9               Taxes
4.10              Subsidiaries
4.11              Legal Proceedings and Compliance with Law
4.11(b)  Insurance
4.12              Environmental Conditions
4.13              Contracts
4.14              Intellectual Property
4.15              Benefit Plans
4.16              Employees, Labor Matters
4.18              Absence of Certain Changes
4.20              Affiliate Transactions
5.3               Buyer Required Consents
6.1               Conduct of the Business by Subject Companies
6.6               Guarantees
6.8               Repayment of Indebtedness
9.5               Closing Required Consents

Schedules
---------

Schedule 1 - Cash Schedule
Schedule 2 - Consideration; Allocation Percentage
Schedule 3 - Subsidiary Purchase Agreements
Schedule 5 - Insurance

Schedule 6 - Termination of Certain Contracts
Schedule 7 - Protocols for Determining Adjusted Net Assets

Exhibits
--------

Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Subsidiary Purchase Agreement

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made as of August 13, 1999 by and among Day International Group, Inc., a Delaware corporation ("BUYER") and the stockholders of each of the Subject Companies (as defined below) identified on the signature pages hereto (the "STOCKHOLDERS").

         The parties to this Agreement are sometimes referred to herein as the "PARTIES." Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background
                                   ----------

         This Agreement sets forth the terms and conditions under which Buyer or its permitted assigns will acquire all of the issued and outstanding stock of, Varnco Holdings Inc., a New Jersey corporation ("VARNCO"), Varn Holdings PLC, a company incorporated under the laws of England ("VARN HOLDINGS"), Varn Aegis Co. GmbH Hautschutzsysteme, a company incorporated under the laws of Germany ("VARN AEGIS"), Varn Products Co., Inc., a Texas corporation ("VARN PRODUCTS CO."), JV TEX Realty Corp., a Texas corporation ("JVTEX"), Graph Tech, Inc., an Ohio corporation ("GRAPH TECH," and collectively with Varnco, Varn Holding GmbH, Varn Aegis, Varn Products Co. and JVTEX, the "SUBJECT COMPANIES") from the Stockholders, and the Subject Companies will become wholly owned Subsidiaries of Buyer.

                                   Witnesseth
                                   ----------

         NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (and such terms, as well as any other terms defined elsewhere in this Agreement, shall be equally applicable to both the singular and plural forms of the terms defined).

         "ACQUISITION PROPOSAL" is defined in Section 6.3.

         "ADJUSTED NET ASSETS" means the excess of (i) the sum of the Subject Companies' current assets (excluding cash and cash equivalents), over (ii) the sum of their current liabilities (excluding notes payable and current portions of long term debt), computed on an accrual basis in accordance with GAAP, applied on a consistent basis with the Subject Companies' prior application of GAAP and using the same accounting methods, policies, practices, principles and classifications as were used in the preparation of their combined schedule of net assets as of December 31, 1998 and March 31, 1999, including, without limitation, the protocols set forth in SCHEDULE 7. Adjusted Net Assets shall not include any amounts payable as the refunds set forth in Section 7.11 of this Agreement.

         "ADJUSTED NET ASSETS COMPUTATION" is defined in Section 2.4(b).

         "ADJUSTED NET ASSETS TARGET" is defined in Section 2.4(a).

         "AFFILIATES" means, with respect to a particular Party, persons or entities controlling, controlled by or under common control with that Party.

         "ACTION" is defined in Section 10.2.

         "ALLOCATION PERCENTAGE" means each Stockholder's allocable share of the Consideration expressed as a percentage, as set forth on SCHEDULE 2.

         "AGREEMENT" means this Agreement and the exhibits and Disclosure Schedule attached hereto and made a part hereof.

         "ASSETS" means, with respect to a particular Party, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in such Party's most recent Financial Statements, that are owned or possessed by such Party.

         "BALANCE SHEET" is defined in Section 4.5.

         "BALANCE SHEET DATE" is defined in Section 4.5.

         "BENEFIT PLAN" means (i) as to employees employed in the US, any (y) "employee benefit plan" as defined in Section 3(3) of ERISA, and (z) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement, whether or not governed by ERISA; and (ii) as to employees employed outside the US, all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices.

         "BOOKS AND RECORDS" is defined in Section 7.5.
         "BUSINESS" means, with respect to a particular Party and its Subsidiaries, its entire business, operations and facilities other than any business, operations and facilities of any Unrelated Company.

         "BUYER" is defined above in the preamble.

         "BUYER REQUIRED CONSENTS" is defined in Section 5.3.

         "CHARTER DOCUMENTS" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "CLAIM NOTICE" is defined in Section 10.2.

         "CLAIM RESPONSE" is defined in Section 10.2.

         "CLOSING" is defined in Section 3.1.

         "CLOSING CERTIFICATES" means the certificates to be delivered by any of the Seller Parties under Section 9.3 and any other provisions hereof.

         "CLOSING DATE" is defined in Section 3.1.

         "CODE" is the Internal Revenue Code of 1986, as amended.

         "COMPETITIVE BUSINESS" is defined in Section 6.4(a).

         "CONFIDENTIAL INFORMATION" means any information of a Subject Company, including a formula, pattern, list, compilation, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated October 13, 1998 between Greenwich Street Capital Partners, Inc. (on behalf of Buyer) and Varn International and Graph Tech, Inc.

         "CONSIDERATION" is defined in Section 2.1.

         "CONTRACT" means any written or oral contract, agreement, lease, license, instrument, or other commitment that is binding on any Person or its property under applicable law.

         "COURT ORDER" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable law.

         "DAMAGES" is defined in Section 10.1.

         "DEDUCTIBLE AMOUNT" is defined in Section 10.3(a).

         "DEFAULT" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

         "DISCLOSURE SCHEDULE" means the disclosure schedule that contains information relating to the Subject Companies and the Stockholders pursuant to
Section 4 and other provisions hereof, as well as SCHEDULES 1, 2, 3, 4, 5, 6 and 7.

         "EARN-OUT DISPUTE NOTICE" is defined in Section 2.3(d).

         "EARN-OUT PAYEES" means Vincent Von Zwehl and Joseph Von Zwehl.

         "EARN-OUT PAYMENT" is defined in Section 2.3(a).

         "EARN-OUT PERIOD" means the five-year period beginning January 1, 2000 and ending December 31, 2004.

         "ENCUMBRANCES" means, any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "ENVIRONMENTAL LAW" means, with respect to a particular Party, all Laws relating to or regulating pollution or protection of human health, natural resources or the environment, as well as any principles of common law under which a Party may be held liable for the release, threatened release, generation, handling, treatment, disposal or discharge of any materials, including Hazardous Substances, into the environment.

         "ENVIRONMENTAL PERMITS" means all Governmental Permits relating to the protection of human health or the environment.

         "EQUITY FINANCING" means the equity financing obtained by Buyer pursuant to a Commitment Letter.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW ACCOUNT" is defined in Section 2.2(a).

         "ESCROW AGENT" is defined in Section 2.2(a).

         "ESCROW AGREEMENT" is defined in Section 2.2(a).

         "ESCROW DISTRIBUTION DATE" is defined in Section 2.2(a).

         "FINANCIAL STATEMENTS" is defined in Section 4.5.

         "FINANCING COMMITMENT DATE" means the date Buyer has entered into a binding commitment letter or letters (the "COMMITMENT LETTER") with one or more investors, a copy of which has been delivered to the Sellers' Representatives, pursuant to which (i) equity funds to be advanced to Buyer under the Commitment Letter, together with other funds of Buyer and the proceeds of the debt financing, will be sufficient to pay the Consideration, (ii) Buyer has been advised by its investor or investors that (A) no additional diligence of the Subject Companies or any of its Subsidiaries or their Business is required in connection with the loans contemplated by the Commitment Letter and (B) all authorizations internal to the investor's approval process required in connection with the issuance of such Commitment Letters have been obtained, and
(iii) Buyer has paid all
fees, if any, contemplated by the Commitment Letter required to be paid upon issuance of the Commitment Letter.

         "GAAP" means United States generally accepted accounting principles.

         "GERMAN DEBT" means the indebtedness owed from Varn Aegis (in the amount of DM 3,558,869) and Varn Holding GmbH (in the amount of DM 8,806,492) to the individual members of the Von Zwehl family or trusts holding such indebtedness for their benefit.

         "GOVERNMENTAL PERMITS" means all permits, licenses, registrations, certificates of occupancy, approvals and other authorizations issued by any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body.
         "GRAPH TECH" is defined above in the preamble.

         "HAYWARD FACILITY" means the Real Property located at 1942 National Avenue, Hayward, California.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and rules and regulations issued pursuant to that act or any successor law.

         "HAZARDOUS SUBSTANCES" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 ET SEQ., (ii) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001 ET SEQ., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 ET SEQ., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 ET SEQ., as any of such laws in clauses (i) through (iv) have been amended, (v) asbestos, polychlorinated biphenyls, petroleum products or by-products and urea-formaldehyde insulation, and (vi) any regulated substance or waste under any Laws that have been enacted or promulgated by any federal, state, local or foreign governmental authorities concerning protection of human health, natural resources or the environment.

         "INDEMNIFIED PARTY" is defined in Section 10.2.

         "INDEMNIFYING PARTY" is defined in Section 10.2.

         "INTELLECTUAL PROPERTY" means trademarks, service marks, trade names, trade dress, domain names, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, Software, firmware, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

         "IRS" means the Internal Revenue Service.

         "ISRA" is defined in Section 6.7.

         "ISRA CLEARANCE" is defined in Section 6.7.

         "JVTEX" is defined above in the preamble.

         "JVZ SHAREHOLDER GROUP" means, collectively, Jeanine Johnsen, Lisa Klingenberg, Mark Von Zwehl, Christopher Von Zwehl, Sean Von Zwehl and Joanne Von Zwehl-Dempsey.

         "KNOWLEDGE" means the actual knowledge of each director and executive officer of each member of the Subject Company Group and its Subsidiaries after due inquiry.

         "LAW" means any statute, law, ordinance, regulation, order, decree, or rule of any federal, state, provincial, local, foreign or other governmental agency or body, including those covering environmental, energy, safety, telecommunications, consumer protection, health, transportation, bribery and corrupt practices, recordkeeping, zoning, minority-owned businesses, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "LEASED REAL PROPERTY" means all interests leased pursuant to the Leases.

         "LEASES" means the real property leases, subleases, licenses or occupancy agreements pursuant to which any member of any Subject Company Group is the lessee, sublessee, user or occupant of real property used in or held for use in connection with the Business of any member of such Subject Company Group.

         "LIABILITY" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person.

         "LITIGATION" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations or condition (financial or otherwise) of all of the Subject Companies, taken as a whole or any material impairment of the ability of the Seller Parties to perform their respective obligations under the Transaction Documents.

         "MINOR CONTRACT" means any Contract that is terminable by a party on not more than 30 days' notice without any Liability or any Contract under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than U.S. $75,000 (or an equivalent amount in foreign currency for any Contract not denominated in U.S. dollars).

         "NEW ACCOUNTING FIRM" is defined in Section 2.3(d).

         "NJDEP" is defined in Section 6.7.

         "NEW JERSEY LEASE" means a three year lease between JVNJ Realty Corp. and Buyer, relating to the real property located at 8 Allerman Road, Oakland, New Jersey, which lease shall provide for payment by Buyer to JVNJ Realty Corp. of an annual rent of $245,000 plus taxes, insurance and maintenance and operating costs.

         "1998 BALANCE SHEET" is defined in Section 4.5.

         "NON-COMPETITION PERIOD" is defined in Section 6.4(a).

         "OWNED REAL PROPERTY" means the real property owned by any member of any Subject Company Group, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by any member of any Subject Company Group and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "PARTY" is defined above in the preamble.

         "PERMITTED ENCUMBRANCES" means the liens for Taxes and assessments not yet delinquent, liens for Taxes, assessments and other charges, if any, the validity of which is being contested in good faith by appropriate action, liens of employees and laborers for current wages not yet due, liens, pledges, security interests and other Encumbrances and restrictions that would not have a Material Adverse Effect.

         "PERSON" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

         "PRE-CLOSING TRANSACTIONS" means (a) to the extent permitted by local law, the transfer of beneficial and record ownership of all the equity interests of Varn Pressroom Products Sdn Bhd held by Yap Miew Sam and Yue Sam Yin prior to the date hereof, to Varn Holdings PLC or another Person or Persons designated by Buyer in writing at least 30 days prior to the Closing Date, it being expressly understood that such transfer shall not entail any governmental consent, review or approval (b) the transfer of all of the equity interests of JVCal Realty Corp. and JVNJ Realty Corp. to a Person which is not a Subject Company or another Unrelated Company and (c) to the extent permitted by local law, the transfer by Barry Neal and Bruce Hall of each of their ownership interest in Varn Products Co., Inc. to Varn Holdings PLC, as may be required by Buyer.

         "PURCHASE PRICE ADJUSTMENT" is defined in Section 2.4(d).

         "PURCHASE PRICE ADJUSTMENT DEPOSIT" is defined in Section 2.2(b).

         "PURCHASE PRICE ADJUSTMENT ESCROW ACCOUNT" is defined in Section
2.2(b).

         "REAL PROPERTY" means the Owned Real Property and the Leased Real Property.

         "RELATED CONTRACTS" is defined in Section 4.13(b).

         "RELATED PERSON" is defined in Section 4.15(a).

         "RESPONSE PERIOD" is defined in Section 10.2.

         "RESTRICTED PARTY" means Vincent Von Zwehl and Joseph Von Zwehl.

         "REVISED EARN-OUT PAYMENT" is defined in Section 2.3(d).

         "SELLER ADVISORS" means any investment advisors, accountants, counsel, agents or other Persons who may act on behalf of any of the Seller Parties.

         "SELLER PARTIES" means the Stockholders and the Subject Companies.

         "SELLER REQUIRED CONSENTS" is defined in Section 4.3.

         "SELLERS' REPRESENTATIVES" is defined in Section 10.7.

         "SHARE" means, with respect to a particular Subject Company, a share of the outstanding capital stock, other equity interest or other similar ownership interest as provided under local law in the Subject Company.

         "SOFTWARE" means all computer software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items), integrated circuits, embedded systems, and other electro-mechanical or processor based systems.

         "STOCKHOLDERS" is defined above in the preamble.

         "SUBJECT COMPANIES" is defined in the Background clause.

         "SUBJECT COMPANY GROUP" means the Subject Companies and their Subsidiaries, other than the Unrelated Companies.

         "SUBSIDIARY" means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

         "SUBSIDIARY PURCHASE AGREEMENTS" is defined in Section 3.2(a).

         "TAX DISPUTE RESOLUTION PROCEDURE" means the following procedure: any disputed item shall be submitted to an independent accounting firm of national reputation selected by Buyer and the Sellers' Representatives in accordance with the procedures set forth in Section 2.4(c) (the "TAX DISPUTE ACCOUNTANTS"). Buyer and the Sellers' Representatives shall present their arguments to the Tax Dispute Accountants within 30 days after such submission and the Tax Dispute Accountants shall resolve such dispute, in a fair and equitable manner and in accordance with applicable Tax law, which determination will be binding and conclusive on the parties. Buyer, on the one hand, and the Stockholders, on the other hand, shall each be responsible for one-half of the cost and fees of the Tax Dispute Accountants.

         "TAX ESCROW" is defined in Section 2.2(c).

         "TAX ESCROW ACCOUNT" is defined in Section 2.2(c).

         "TAXES" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority, wherever located, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, unemployment, customs, duties, alternative, add-on minimum, estimated, privilege, profits, windfall profits, social security, disability, occupation and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect thereto).

         "TAX RETURNS" means, with respect to a particular Subject Company, all reports, returns, statements (including estimated reports, returns or statements) and other similar filings required to be filed on or before the Closing Date by the Subject Company with respect to any Taxes.

         "TERMINATION DATE" is defined in Section 3.1.

         "TOTAL ANNUAL NET SALES" shall mean, with respect to a given fiscal year, the aggregate sales of the Subject Companies determined in accordance with GAAP, after deducting any allowances repaid or credited to customers of the Subject Companies by reason of rejected or returned orders.

         "TRANSACTION DOCUMENTS" means this Agreement and any other documents and agreements contemplated by the terms hereof, including, but not limited to, the Escrow Agreement, the Subsidiary Purchase Agreements and the New Jersey Lease.

         "TRANSACTIONS" means the purchase and sale of all Shares of the Subject Companies and the other transactions contemplated by the Transaction Documents.

         "US" means the United States of America.

         "UNRELATED COMPANIES" means JVCal Realty Corp and JVNJ Realty Corp.

         "UNRELATED LIABILITIES" means any and all Liabilities of the Unrelated Companies.

         "US BENEFIT PLAN" means any Benefit Plan relating to employees employed in the US.

         "VARN" means the Subject Companies and the Unrelated Companies and all affiliated corporations, partnerships or other entities, taken as a whole.

         "VARN AEGIS" is defined above in the Background clause.

        "VARN BUSINESS" means the specialty pressroom chemicals and the kompac dampener Business.

         "VARNCO HOLDINGS" is defined above in the Background clause.

         "VARN PRODUCTS CO." is defined above in the Background clause.

         "VVZ SHAREHOLDER GROUP" means, collectively, Paul Von Zwehl, Matthew Von Zwehl, Veronica Von Zwehl, John Vincent Von Zwehl and Danny Von Zwehl.

2.       PURCHASE AND SALE.

         2.1 PURCHASE AND SALE. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the Stockholders shall sell, assign, transfer and deliver to Buyer or its designated Subsidiaries, and Buyer or its designated Subsidiaries shall purchase from the Stockholders, all of the Shares of the Subject Companies in exchange for an aggregate purchase price of U.S. $60,000,000, PLUS an amount equal to the cash held by the Subject Companies and their Subsidiaries set forth on SCHEDULE 1, PLUS the Earn-Out Payments, MINUS an amount equal to the German Debt, (such amounts, in the aggregate, the "CONSIDERATION"). The Consideration, less A) the amounts required to be deposited in escrow pursuant to Section 2.2, and B) the Earn-Out Payments shall be (i) paid to the Sellers' Representatives on behalf of the

Stockholders by wire transfer of immediately available funds to such accounts as the Sellers' Representatives shall direct in writing at least two (2) business days before the Closing Date and (ii) allocated among the Shares of the Subject Companies and paid to the Stockholders by the Sellers' Representatives based on the respective estimated percentages set forth opposite their names on SCHEDULE 2 hereto. The Sellers' Representatives shall first pay all costs and expenses related to the transactions contemplated by this Agreement (including, without limitation, attorneys fees and the fees of Schroder & Co., Inc. and Johnsen, Fretty & Company, LLC), and the remaining Consideration shall be paid to the Stockholders in accordance with the provisions of this Section 2.1.

         2.2      CERTAIN CLOSING PAYMENTS.

                  (i) At the Closing, Buyer or its designated Subsidiaries shall deposit or shall cause to be deposited U.S. $3,000,000 in an escrow account (the "ESCROW ACCOUNT") with the escrow agent (the "ESCROW AGENT") designated in an escrow agreement (the "ESCROW AGREEMENT"), in substantially the form of Exhibit A, to be entered into at the Closing among Buyer and the Sellers' Representatives and the Escrow Agent, which amount shall be held and disbursed by the Escrow Agent, on the first anniversary of the Closing Date (the "ESCROW DISTRIBUTION DATE") in accordance with the Escrow Agreement.

                  (ii) At the Closing, Buyer or its designated Subsidiaries shall deposit or shall cause to be deposited U.S. $750,000 (the "PURCHASE PRICE ADJUSTMENT DEPOSIT") in an escrow account (the "PURCHASE PRICE ADJUSTMENT ESCROW ACCOUNT") with the Escrow Agent, which amount shall be held and disbursed by the Escrow Agent two (2) business days following the final determination of the Adjusted Net Assets computation in accordance with Section 2.3(d) and the Escrow Agreement.

                  (iii) At the Closing, Buyer or its designated Subsidiaries shall deposit or shall cause to be deposited U.S. $4,000,000 (the "TAX ESCROW") in an escrow account (the "TAX ESCROW ACCOUNT") with the Escrow Agent, which amount shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

         2.3      EARN-OUT PAYMENT.

                  (i) For the purposes of this Agreement, the "EARN-OUT PAYMENT" shall mean one and one-half percent (1 1/2%) of the Total Annual Net Sales in excess of U.S. $64,900,000. An Earn-Out Payment shall be payable to each Earn-Out Payee within ninety (90) days of the end of each fiscal year of the Subject Companies during the Earn-Out Period. For example, if such Total Annual Net Sales for a fiscal year are U.S. $65,900,000, each Earn-Out Payee shall receive U.S. $15,000.

                  (ii) Total Annual Net Sales shall be calculated on the basis of invoiced currency, which if not U.S. dollars, shall be converted to U.S. dollars in accordance with GAAP, using the conversion rate and methodology utilized in the preparation of Buyer's financial statements.

                  (iii) Buyer will determine the amount of the Earn-Out Payments with respect to each fiscal year during the Earn-Out Period, which determination will be reviewed by the independent accountant of the Subject Companies. No later than ninety (90) days after the end of each fiscal year of the Subject Companies during the Earn-Out Period, Buyer will deliver to the Earn-Out Payees
(i) a certificate (the "EARN-OUT CERTIFICATE") setting forth Buyer's calculation of the Earn-Out Payments for such fiscal year, and (ii) the Earn-Out Payments payable to each Earn-Out Payee as reflected on the Earn-Out Certificate. Buyer will maintain, or cause the Subject Companies to maintain, complete and accurate books of account and records of the

Subject Companies during the Earn-Out Period as is necessary to compute Total Annual Net Sales under this Agreement. The Earn-Out Payees and their representatives shall have the right, at reasonable times during business hours, to inspect, audit and make extracts from all of the records, files and books of the Subject Companies relating to the Earn-Out Payment (the "EARN-OUT RECORDS") for the purposes of verifying the amount of the consideration payable pursuant to this Section 2.3. All Earn-Out Records shall be subject to the confidentiality restrictions of the Restricted Parties set forth in Section 6.4, and each representative of the Earn-Out Payees who examines the Earn-Out Records shall agree in advance to be bound thereby.

                  (iv) The Earn-Out Payees shall have thirty (30) days from the receipt of the Earn-Out Payment to notify Buyer if they dispute the amount of the Earn-Out Payment. If Buyer has not received notice of any such dispute within such 30-day period, the Earn-Out Payment shall be final. If the Earn-Out Payees wish to dispute the amount of the Earn-Out Payment, then prior to the end of such thirty-day period, the Earn-Out Payees shall deliver to Buyer a notice (the "EARN-OUT DISPUTE NOTICE") of any disagreement with respect to the calculation of the Earn-Out Payment setting forth the amount or amounts in dispute and the basis therefor. If the Earn-Out Payees have delivered notice of such a dispute to Buyer within such 30-day period, Buyer and the Earn-Out Payees shall negotiate in good faith for a period of thirty (30) days from the receipt of the Earn-Out Dispute Notice. If the parties are unable to resolve the dispute within such thirty (30) day period, Buyer and the Earn-Out Payees shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years and is one of the five largest accounting firms in the United States (the "NEW ACCOUNTING FIRM") to review the amount of the disputed Earn-Out Payment to determine the amount, if any, that the Earn-Out Payment is in error. The New Accounting Firm shall make its determination of the Earn-Out Payment (the "REVISED EARN-OUT PAYMENT"), if any, within thirty (30) days of its selection. The Revised Earn-Out Payment shall be final and binding on the parties hereto. If the Revised Earn-Out Payment is higher than the Actual Earn-Out Payment, Buyer shall pay to the Earn-Out Payees interest, at the Prime Rate (defined below), on the deficiency from the date that is ninety (90) days after the end of the Earn-Out Period. The costs of the New Accounting Firm shall be borne one-half by Buyer and one-half by the Earn-Out Payees. For purposes of this Section, the term "Prime Rate" shall mean the annual rate of interest announced by Citibank, N.A. in New York, New York as its prime rate in effect on the date of the New Accounting Firm's final determination of the Revised Earn-Out Payment.

                  (v) Buyer and the Subject Companies shall not discontinue maintenance of the Subject Companies' books and records as a separate entity for purposes of calculating the Earn-Out Payment. Upon written request, the Earn-Out Payees shall be entitled to receive any financial statements of the Subject Companies prepared by Buyer during the Earn-Out Period. In the event of a Disposition Transaction (as hereinafter defined) the target amounts of the Earn-Out Payment shall be reduced by the Total Annual Net Sales of the Subject Company subject to the Disposition Transaction for the fiscal year immediately preceding the Disposition Transaction. Following any Disposition Transaction, Buyer shall be relieved of its obligation to maintain separate books and records for such Subject Company subject to the Disposition Transaction. For purposes of this Section 2.3(e), a "Disposition Transaction" shall mean any transaction or event by which: (i) Buyer sells or liquidates (other than to itself or a wholly-owned Subsidiary, subject to all of the restrictions of this Section 2.3(e)), or otherwise disposes of its ownership interest in any Subject Company (or sells all or substantially all of the assets of any Subject Company) during the Earn Out Period; or (ii)

Buyer sells substantially all of its assets or is merged with another entity that does not assume the obligations to pay the Earn-Out Payment to the Earn-Out Payees as earned.

         2.4      POST-CLOSING ADJUSTMENT TO CONSIDERATION.

                  (i) The Consideration provided for in Section 2.1 hereof has been determined on the assumption that the amount of Adjusted Net Assets of the Subject Companies as of the Closing Date and immediately prior to the Closing is U.S. $12,605,000 (the "ADJUSTED NET ASSETS TARGET").

                  (b) As soon as reasonably practical following (but not more than 90 days after) the Closing Date, Buyer shall compute the Adjusted Net Assets of the Subject Companies as of the Closing Date and immediately prior to the Closing. Such computation (the "ADJUSTED NET ASSETS COMPUTATION") shall be set forth in a certificate of Buyer's chief financial officer delivered to the Sellers' Representatives, which will show how the Adjusted Net Assets Computation was made and recite that it was made in accordance with the definition of Adjusted Net Assets. Buyer shall cause this certificate to be submitted to Sellers' Representatives within 10 days after it has been prepared (but not more than 90 days after the Closing Date). All expenses incurred in connection with the preparation of the Adjusted Net Assets Computation shall be the responsibility of Buyer. To assist the Sellers' Representatives in their review of the Adjusted Net Assets Computation, Buyer shall make available to the Sellers' Representatives, simultaneously with the Adjusted Net Assets Computation, all work papers prepared in connection therewith, and shall provide the Sellers' Representatives and their representatives reasonable access to personnel at the Subject Companies rendering such report.

                  (c) The Adjusted Net Assets Computation shall become final and binding upon the parties unless within 60 days following its submittal to the Sellers' Representatives the Sellers' Representatives notify Buyer of their objection thereto in reasonable detail, which objection may only be that it was not properly calculated under Section 2.4(b) above. If the Sellers' Representatives do so notify Buyer of their objection to the Adjusted Net Assets Computation, Sellers' Representatives and Buyer shall negotiate in good faith to resolve any differences. If within 30 days following the receipt of such notice by Buyer, such differences have not been resolved, they shall be resolved by an independent "big five" accounting firm. If Buyer and the Sellers' Representatives cannot agree on the independent accounting firm to be retained, Buyer, on the one hand, and the Sellers' Representatives, on the other hand, shall each submit the name of one accounting firm that satisfies the qualifications set forth in this Section 2.4(c), and the independent accounting firm shall be selected by lot from those two firms. Such accounting firm's opinion thereon and the resulting Adjusted Net Assets Computation shall be final, binding and not subject to any appeal. The fees and expenses of such accounting firm shall be paid one-half by Sellers' Representatives and one-half by Buyer.

                  (d) Within 10 days following the final determination of the Adjusted Net Assets Computation, if the Adjusted Net Assets Computation is less than the Adjusted Net Assets Target by an amount in excess of U.S. $750,000, the Sellers' Representatives shall pay Buyer (from funds in the Purchase Price Adjustment Escrow Account) as a reduction in the Consideration paid at the Closing the amount of such deficiency (the "PURCHASE PRICE ADJUSTMENT"), with interest thereon in accordance with the Escrow Agreement. The Sellers' Representatives shall receive (on behalf of and for distribution to the Stockholders in accordance with their Allocation Percentages) any balance of the Purchase Price Adjustment Deposit remaining after payment of the Purchase Price Adjustment. If the Purchase Price Adjustment Deposit is insufficient to pay the entire Purchase Price Adjustment, each Sellers' Representative shall promptly pay to Buyer, in cash with interest thereon from the Closing Date until the date of payment at the prime rate published by Chase Manhattan Bank on the Closing Date (from funds provided by the Stockholders in accordance with their Allocation Percentages), an amount equal to one-half of the difference between the Purchase Price Adjustment and the Purchase Price Adjustment Deposit. The Sellers' Representatives and the Stockholders shall have no liability under this
Section 2.4(d) unless the Purchase Price Adjustment exceeds U.S. $750,000, and then only to the extent of any amount over U.S. $750,000.

3.       CLOSING.

         3.1 LOCATION, DATE. The closing for the Transactions (the "CLOSING") shall be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 10:00 a.m. (local time) or within three business days after satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Sections 8 and 9 hereof, but in any event not later than ninety (90) days from the date hereof (the "TERMINATION DATE"), unless the Sellers' Representatives and Buyer agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

         3.2 DELIVERIES. At the Closing, subject to the terms and conditions contained herein:

                  (i) the Stockholders shall deliver to Buyer certificates for their Shares, free and clear of all Encumbrances, either duly endorsed for transfer to Buyer or to Buyer's designated Subsidiary or accompanied by stock powers duly executed in blank or such other evidence of ownership or instruments of transfer as are customary in the jurisdictions of organization of the members of the Subject Company Group and are sufficient to convey ownership of the Shares to Buyer or to Buyer's designated Subsidiaries, free and clear of all Encumbrances, and in the case of Subject Companies organized outside the United States and set forth on SCHEDULE 3, pursuant to stock purchase agreements substantially in the form of Exhibit B to be entered into prior to the Closing between the relevant Seller Party and Buyer or its Subsidiaries (the "SUBSIDIARY PURCHASE AGREEMENTS");

                  (ii) Buyer shall pay or cause its designated Subsidiaries to pay by wire transfer or certified or bank checks of immediately available funds the Consideration to the Stockholders in accordance with Section 2.1; and

                  (iii) the Parties shall also deliver to each other the respective agreements and other documents and instruments specified with respect to them in Sections 8 and 9, in addition to such other items as may be reasonably requested.

4.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

         Except as set forth in THE DISCLOSURE SCHEDULE dated as of the date hereof, each Stockholder hereby represents and warrants to Buyer as follows:

         4.1 CORPORATE STATUS. (i) Each member of the Subject Company Group is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, as specified in SECTION 4.1 OF THE DISCLOSURE SCHEDULE. Each member of the Subject Company Group is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified or licensed is not, in the aggregate, reasonably likely to have a Material Adverse Effect. The Charter Documents and bylaws of each member of the Subject Company Group have been delivered to Buyer as of the date hereof, and all such documents are effective under applicable Laws are current, correct and complete.

         (ii) Each Stockholder, if not a natural person, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. The Charter Documents and bylaws of each Stockholder, if not a natural person, have been delivered to Buyer as of the date hereof and all such documents are effective under applicable Laws and are current, correct and complete.

         4.2 AUTHORIZATION. Each member of the Subject Company Group has the requisite corporate power and authority to own its Assets and to carry on its Business as currently conducted. Each Stockholder has the requisite power and authority to execute and deliver the Transaction Documents to which it is a Party and to perform the Transactions performed or to be performed by it thereunder. Such execution, delivery and performance by each Stockholder have been duly authorized by all necessary action on the part of each Stockholder and, if not a natural person, by all necessary corporate action on the part of such Stockholder and no other corporate proceedings on the part of any Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each Transaction Document executed and delivered by any Stockholder has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

         4.3 CONSENTS AND APPROVALS. Except for filings that may be required to comply with the HSR Act, ISRA and any consents specified in SECTION 4.3 OF THE DISCLOSURE SCHEDULE (together, the "SELLER REQUIRED CONSENTS"), (a) no authorization, approval or consent of, notification to, exemption by or registration or filing with, any governmental authority or agency or any third party is required in connection with the Pre-Closing Transactions or the execution, delivery and performance of the Transaction Documents by any Stockholder or the taking of any other action contemplated thereby, (b) neither the Pre-Closing Transactions nor the execution, delivery and performance of this Agreement by any Stockholder will contravene or violate (i) any Law to which any Stockholder or any member of the Subject Company Group is subject, (ii) any Court Order that is applicable to any Stockholder or any member of the Subject Company Group, or (iii) the Charter Documents of any Stockholder, and (c) neither the Pre-Closing Transactions nor the execution, delivery and performance of the Transaction Documents by the Stockholder will (i) conflict with or result in a Default under any Contract required to be disclosed in SECTION 4.3 OF THE DISCLOSURE SCHEDULE or by which any Stockholder or any member of the Subject Company Group or any of their Assets is bound or (ii) result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any Assets relating to the Varn Business, except, in the case of clauses (b)(i) or (c), for any such conflict or Default which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         4.4 CAPITALIZATION AND STOCK OWNERSHIP. SECTION 4.4 OF THE DISCLOSURE SCHEDULE accurately describes the total authorized capital stock of each Subject Company and the Shares thereof that are issued and outstanding on the date hereof and that will be issued and outstanding immediately prior to the Closing.
SECTION 4.4 OF THE DISCLOSURE SCHEDULE lists all of the record owners of the Shares each Subject Company and the respective Shares owned by them. Such record owners own all of the issued and outstanding Shares of the Subject Companies. Each Stockholder owns all of the Shares of each Subject Company listed as owned by such Stockholder in SECTION 4.4 OF THE DISCLOSURE SCHEDULE, in each case free and clear of any Encumbrances, and except as set forth in SECTION 4.4 OF THE DISCLOSURE SCHEDULE, is not a party to any voting trust, proxy or other agreement with respect to the voting of any Shares. There are no outstanding options, subscriptions, convertible securities, warrants, calls, commitments, registration or other rights of any character (including conversion or preemptive rights) or other arrangements relating to the issuance, transfer or disposition of any issued or unissued capital stock or other securities of any Subject Company or voting trusts or other agreements or understandings to which any Subject Company is bound with respect to the capital stock of the Subject Company, and no authorization therefor has been given. All of the Shares of each Subject Company are duly and validly authorized and issued, fully paid and non-assessable.

         4.5 FINANCIAL STATEMENTS. The Subject Company Group has delivered to Buyer prior to the date hereof correct and complete copies of the audited combined schedule of net assets as of December 31, 1998 and the unaudited combined schedule of net assets as of March 31, 1999 (the "BALANCE SHEET," and the date thereof, the "BALANCE SHEET DATE"), and the related audited combined statement of earnings for the 12-month period ended December 31, 1998 and the related unaudited combined statement of earnings for the 3-month period ended March 31, 1999 (the Balance Sheet and such related statements, the "FINANCIAL STATEMENTS"). Complete copies of the Financial Statements are attached to
SECTION 4.5 OF THE DISCLOSURE SCHEDULE. The Financial Statements present fairly, in all material respects, the financial position and results of operations of the Subject Company Group as of the date thereof, and the results of its operations for the period then ended, in conformity with GAAP, applied on a consistent basis with the exception of income Taxes, as discussed in note 1 of the Financial Statements.

         4.6      ABSENCE OF UNDISCLOSED LIABILITIES.

                  (i) Except for liabilities and obligations reflected or reserved against in the Financial Statements, incurred in the ordinary course of business since the Balance Sheet Date or as disclosed in SECTION 4.6 OF THE DISCLOSURE SCHEDULE, no member of the Subject Company Group has incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) other than the German Debt, other than liabilities or obligations which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                  (ii) Neither Varn Aegis nor Varn Holding GmbH have any liabilities or obligations of any kind or description whatsoever (absolute, accrued, contingent or otherwise). Other than the capital stock of Varn Holding GmbH and Varn Products Company (S.A.) Pty. Ltd., Varn Aegis does not own any assets and has never engaged in any business of any kind, other than its skin cream business which was terminated on or around February 1997. Other than the capital stock of Varn Products Co. GmbH and Varn Kompac Company GmbH, Varn Holding GmbH does not own any assets and has never engaged in any business of any kind. As of the date hereof, neither Varn Aegis nor any other member of the Subject Company Group has any remaining liability or obligation of any kind or description whatsoever (absolute, accrued, contingent or otherwise) relating to or arising out of Varn Aegis' skin cream business.

         4.7      TITLE TO ASSETS; SUFFICIENCY OF ASSETS.

                  (i) Each member of the Subject Company Group has good and valid title to, valid leasehold interests in or valid licenses to use, all of its Assets, free from any Encumbrances except for (i) Permitted Encumbrances and
(ii) items specified in SECTION 4.7 OF THE DISCLOSURE SCHEDULE.

                  (ii) The Assets of the Subject Company Group, taken as a whole, constitute all of the assets, properties and rights used or useful in or necessary for the ownership and operation of the Varn Business.

         4.8      REAL PROPERTY.

                  (i) OWNED REAL PROPERTY. SECTION 4.8(A) OF THE DISCLOSURE SCHEDULE contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property. The applicable member of the Subject Company Group has good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.

                  (ii) LEASES. SECTION 4.8(B) OF THE DISCLOSURE SCHEDULE contains a complete and correct list of all Leases, setting forth the address for each Lease. The Subject Company Group has made available to Buyer correct and complete copies of the Leases. Each Lease grants the tenant under the Lease, and the tenant enjoys undisturbed, the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder (unless otherwise set forth in the Disclosure Schedule).

                  (iii) NO PROCEEDINGS. To the Knowledge of the Subject Company Group, there are no proceedings in eminent domain or other similar proceedings pending or threatened affecting any portion of the Real Property.

                  (iv) CURRENT USE. The use and operation of the Real Property in the conduct of the Varn Business does not violate in any material respect any instrument of record or agreement affecting the Real Property. No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

                  (v) REAL PROPERTY TAXES. Each parcel included in the Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

                  (vi) COMPLIANCE WITH REAL PROPERTY LAWS. To the Knowledge of the Subject Company Group, the Real Property is in full compliance with all material applicable building, zoning, subdivision and other land use and similar Laws affecting the Real Property (collectively, the "REAL PROPERTY LAWS"), and no member of the Subject Company Group has received any notice of violation or claimed violation of any Real Property Law. To the Knowledge of the Subject Company Group, no current use by any member of the Subject Company Group of the Real Property is dependent on a nonconforming use or other governmental approach, the absence of which would have a Material Adverse Effect.

         4.9      TAXES.

                  (i) Except as set forth in SECTION 4.9 OF THE DISCLOSURE SCHEDULE, each Subject Company and each Subsidiary thereof has duly filed all Tax Returns with the proper governmental authorities in all jurisdictions in which such Tax Returns are required to be filed and has paid all Taxes shown as being due pursuant to such Tax Returns or pursuant to any assessment received. All Taxes shown to be due and payable on such Tax Returns have been paid. All such Tax Returns were correct and complete in all material respects. Except as set forth in SECTION 4.9 OF THE DISCLOSURE SCHEDULE, (i) no such Tax Return is currently being examined by any taxing authority, (ii) there are no outstanding agreements or waivers extending the statute of limitations, or powers of attorney, applicable to any Tax, which any member of the Subject Company or any Subsidiary thereof is a party and (iii) there has been no claim (other than a claim that has been finally settled) concerning any liability for Taxes payable by any Subject Company or any of its Subsidiaries asserted, raised or threatened by any taxing authority in writing.

                  (ii) Except as set forth in SECTION 4.9 OF THE DISCLOSURE SCHEDULE, each Subject Company and each Subsidiary thereof has complied in all material respects with applicable Law relating to the reporting, payment and withholding of Taxes in connection with amounts paid to its employees, creditors, independent contractors or other third Parties and has, within the time and in the manner prescribed by law, withheld from such amounts and timely paid over to the proper taxing authorities all such amounts required to be so withheld and paid over under applicable Law.

                  (iii) No Subject Company and no Subsidiary of any Subject Company has filed a consent under section 341(f) of the Code concerning collapsible corporations and there are no outstanding adjustments for income Tax purposes applicable to any Subject Company or any Subsidiary thereof required as a result of changes in methods of accounting effected on or before the Closing Date.

                  (iv) Except as set forth in SECTION 4.9 OF THE DISCLOSURE SCHEDULE, no Subject Company and no Subsidiary of any Subject Company is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, and no Subject Company and no Subsidiary of any Subject Company (i) is and has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return other than a group of which Varnco is the parent company or (ii) has any liability for the Taxes of any person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee, successor, indemnitor or guarantor, by contract or otherwise.

                  (v) Each of Varn Products Co., Inc. (a Texas corporation) and JV Tex Realty Corp. has made the election to be treated as an S corporation under section 1362 of the Code and all comparable elections under applicable state and local Law, and such elections are in effect for all periods beginning on or after its incorporation.

         4.10 SUBSIDIARIES. Except as set forth in SECTION 4.10 OF THE DISCLOSURE SCHEDULE, no Subject Company owns, directly or indirectly, any capital stock interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity, other than investments of excess cash of the Subject Companies or their Subsidiaries in "AAA" rated overnight investments. The name, jurisdiction of incorporation, capitalization and ownership of each Subsidiary of the Subject Companies is set forth in SECTION 4.10 OF THE DISCLOSURE SCHEDULE. Except as set forth in SECTION
4.10 OF THE DISCLOSURE SCHEDULE each Subject Company owns all of the issued and outstanding shares of capital stock of the Subsidiaries which it purports to own, free and clear of all Encumbrances, except for Permitted Encumbrances, and all of such shares are duly and validly authorized and issued, fully paid and non-assessable. Except as set forth in SECTION 4.10 OF THE DISCLOSURE SCHEDULE, there are no outstanding options, subscriptions, convertible securities, warrants, calls, commitments or registration or other rights of any character (including conversion or preemptive rights) or other arrangements relating to the issuance, transfer or disposition of any issued or unissued capital stock or other securities of any of the Subsidiaries or voting trusts or other agreements or understandings to which any of the Subsidiaries is bound with respect to the capital stock of the Subsidiary, and no authorization therefor has been given.

         4.11     LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.

                  (i) Except as set forth in SECTION 4.11 OF THE DISCLOSURE SCHEDULE, there is no material Litigation that is pending or, to the Subject Company's Knowledge, threatened against any member of the Subject Company Group or relating to Real Property and all material information known by the Sellers' Representatives and Ronald Conti has been provided to Buyer prior to Closing. Each member of the Subject Company Group has the Governmental Permits necessary for the conduct of its Business as currently conducted and is in compliance with the terms of the Governmental Permits (including Environmental Permits), except for any non-compliance which is not reasonably likely to have a Material Adverse Effect. There has been no Default under any Laws or Court Orders applicable to the Subject Company or the Real Property, including, without limitation, Laws or Court Orders relating to pollution or protection of human health or safety or the environment, except for any such Defaults that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  (ii) SCHEDULE 4.11(B) sets forth a complete and correct list and summary description of all insurance policies maintained by or on behalf of any member of the Subject Company Group. To the Knowledge of the Subject Company Group after due inquiry, all such policies are in full force and effect. The litigation matters set forth on SCHEDULE 4.11(A) are covered, subject to policy dollar limits, by the insurance policies set forth on SCHEDULE 4.11(B).

         4.12 ENVIRONMENTAL CONDITIONS. Except as described in SECTION 4.12 OF THE DISCLOSURE SCHEDULE:

                  (i) Each member of the Subject Company Group is in material compliance and at all times has materially complied with all Environmental Laws pertaining to any of the properties or assets of the Subject Company Group (including the properties currently or formerly owned, leased or used) and the use and ownership thereof, or to its Business. No material violation by any member of the Subject Company Group is being, or within the last three (3) years has been, alleged or threatened of any Environmental Law relating to any of their respective properties or assets (including the properties currently or formerly owned or leased) or the use or ownership thereof, or to its respective Business.

                  (ii) Neither any member of the Subject Company Group, nor to the Knowledge of the Subject Company Group, any other Person, has caused or taken any action that will result in, and no member of the Subject Company Group is subject to, any material liability or obligation relating to the environmental conditions on, under, or about the Real Property or other properties or assets currently or formerly owned, leased, operated or used by any member of the Subject Company Group or any predecessor thereto, including without limitation, the air, soil and groundwater conditions.

                  (iii) No member of the Subject Company Group (x) is subject to any outstanding order from, or contractual or other obligation with, any governmental body or Person in respect of which it may be required to incur costs arising from the release or threatened release of Hazardous Substances or
(y) has entered into any contractual or other obligation (including indemnification obligation) with any governmental body or Person pursuant to which it assumed responsibility for the remediation of any condition relating to the release or threatened release of Hazardous Substances.

                  (iv) Each member of the Subject Company Group has delivered to Buyer complete copies of any written reports, studies or assessments in the possession or control of such member of the Subject Company Group that relate to the environmental conditions on, under or about the Real Property or other properties or assets currently or formerly owned, leased, operated or used by the Subject Company Group.

                  (v) Each member of the Subject Company Group has obtained and is in material compliance with all Environmental Permits, (all of which, along with any pending renewal applications, are listed in SECTION 4.12 OF THE DISCLOSURE SCHEDULE), that are required to operate and maintain its Business in compliance with all Laws, except for those the absence of which would not cause a Material Adverse Effect. All of such Environmental Permits are currently valid and maintained in full force and effect and each member of the Subject Company Group has filed such timely and complete renewal applications as may be required with respect to such Environmental Permits. No alteration, modification, revocation, cancellation or withdrawal thereof is pending, or to the Knowledge of any member of the Subject Company Group, proposed, expected or threatened.

         4.13     CONTRACTS.

                  (i) SECTION 4.13 OF THE DISCLOSURE SCHEDULE lists all Contracts of the following types to which any member of the Subject Company Group is a Party or by which any such member is bound:

                           (a) Contracts with any present or former stockholder,
                  director, officer, employee or partner of the Subject Company Group, with an annual salary in excess of U.S. $75,000 (or an equivalent amount in foreign currency for any Contract not denominated in U.S. dollars);

                           (b) Contracts for the future purchase of, or payment
                  for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, in excess of U.S. $150,000 (or an equivalent amount in foreign currency for any Contract not denominated in U.S. dollars) in any individual case;

                           (c) Contracts to sell or supply products or to
                  perform services that involve an amount in excess of U.S. $150,000 (or an equivalent amount in foreign currency for any Contract not denominated in U.S. dollars) in any individual case;

                           (d) Contracts to lease to or to operate for any other
                  party any asset, including all leases that involve an amount in excess of U.S. $150,000 (or an equivalent amount in foreign currency for any Contract not denominated in U.S.
                  dollars) in any individual case;

                           (e) Any notes, debentures, bonds, conditional sale
                  agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of the Subject Company Group), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                           (f) Any Contracts under which any material
                  Encumbrances exist;

                           (g) Contracts providing in whole or in part for
                  the use of, or limiting the use of, any Intellectual Property;

                           (h) Any Contract that obligates any member of the
                  Subject Company Group not to compete with any business or otherwise restrains or prevents any member of the Subject Company Group from carrying on any lawful business (excluding customary restrictive covenants contained in agreements identified pursuant to clause (v) above);

                           (i) Any Contract that imposes any restriction on the
                  declaration or payment of dividends or similar distributions by any member of the Subject Company Group; and

                           (j) Any other Contracts (other than Minor Contracts
                  and those described in any of (i) through (x) above) not made in the ordinary course of business.

                  (ii) The Contracts listed or required to be listed in SECTION
4.13 OF THE DISCLOSURE SCHEDULE and the Minor Contracts are referred to herein as the "RELATED CONTRACTS." No member of the Subject Company Group is in Default under any such Related Contracts, except where such Default would not have a Material Adverse Effect. The Subject Company Group has made available to Buyer correct and complete copies of all of the Contracts listed in SECTION 4.13 OF THE DISCLOSURE SCHEDULE.

         4.14 INTELLECTUAL PROPERTY MATTERS. SECTION 4.14 OF THE DISCLOSURE SCHEDULE contains a complete and correct list of all of the Intellectual Property that is owned by any member of the Subject Company Group other than Intellectual Property that is not issued, registered or subject to application for registration, the substance of which need not be described in SECTION 4.14 OF THE DISCLOSURE SCHEDULE. The Subject Company Group is the owner of all right, title and interest in, or has the valid and legal right to use, all Intellectual Property used in or necessary for the conduct of its Business free from any Encumbrances. The Intellectual Property owned by the Subject Company Group, together with the Intellectual Property used pursuant to Related Contracts, constitutes all Intellectual Property used in or necessary for the conduct of the Varn Business. None of the Stockholders has any interest in, or claim with respect to, any of the Intellectual Property used in the Varn Business. Immediately after the Closing, each member of the Subject Company Group will be the exclusive owner of or have the right to use all Intellectual Property used in its Business, free from any Encumbrances (other than Permitted Encumbrances) and on the same terms and conditions as in effect prior to the Closing. Except as set forth in SECTION
4.14 OF THE DISCLOSURE SCHEDULE, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Subject Company Group, threatened, that challenges, the rights of any member of the Subject Company Group in respect of any Intellectual Property. None of the Intellectual Property used in or necessary for the conduct of the Varn Business is subject to any outstanding Court Order. Each member of the Subject Company Group has taken all necessary actions to ensure protection of the Intellectual Property used in its Business (including maintaining the secrecy of all confidential Intellectual Property) under any applicable Law. The applications, registrations and issued Intellectual Property owned by each member of the Subject Company Group are valid and in full force and effect. The conduct of the Business does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person. To the Knowledge of the Subject Company Group, none of the Intellectual Property used in the Varn Business taken as a whole is being infringed or used or available for use by any Person without a license or permission from the Subject Company Group. All Software, hardware and equipment used in the Varn Business that contains or calls on a calendar function is and will be able to record, store, process, calculate, compare, sequence and provide true and accurate day, date and time data from, into and between the twentieth and twenty-first centuries, including but not limited to with respect to the years 1999, 2000 and 2001 and leap year calculations.

         4.15     BENEFIT PLANS.

                  (i) SECTION 4.15(A) OF THE DISCLOSURE SCHEDULE contains a complete list of all Benefit Plans sponsored or maintained by each member of the Subject Company Group or under which such member of the Subject Company Group is obligated. With respect to each Benefit Plan, each member of the Subject Company Group has delivered to Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, insurance contracts, trust agreements and other funding arrangements, (ii) accurate, materially complete and detailed summaries of all unwritten Benefit Plans, and (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared. Except as may be required to comply with any applicable Law or changes in the Law, no Stockholder nor any member of the Subject Company Group has communicated to any employee any intention or commitment to modify any Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement that would be effective on or after the Closing Date other than the potential implementation of the Benefit Plans of Buyer after the Closing Date.

                  (ii) QUALIFICATION. Each Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, except as set forth in
SECTION 4.15(B) OF THE DISCLOSURE SCHEDULE to the Knowledge of the Stockholders or any member of the Subject Company Group, nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

                  (iii)    COMPLIANCE; LIABILITY.

                           (a) Except as set forth in SECTION 4.15(C) OF THE
DISCLOSURE SCHEDULE to the Knowledge of the Subject Company Group, all US Benefit Plans are in substantial compliance with ERISA and the Code to the extent applicable. All contributions and premiums required to have been paid prior to the Closing Date by each Stockholder, each member of the Subject Company Group and each Related Person to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (including each US Benefit Plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid as prescribed by any such plan, agreement or applicable Law.

                           (b) There are no material pending or threatened
claims by or on behalf of any of the US Benefit Plans, by any employee or otherwise involving any such

Benefit Plan or the assets of any US Benefit Plan
(other than routine claims for benefits, all of which have been fully reserved for on the 1998 Balance Sheet).

                           (c) No employee is or will become entitled to an
increase in the amount of compensation or benefits (whether severance pay or otherwise) or the acceleration of the vesting or timing of payment of any compensation or benefits as a result of the transactions contemplated by this Agreement.

         4.16 EMPLOYEES, LABOR MATTERS, ETC. Except as set forth in SECTION 4.16 OF THE DISCLOSURE SCHEDULE, no member of the Subject Company Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing or, to the Knowledge of the Subject Companies, any employees employed by any member of the Subject Company Group. Each member of the Subject Company Group has complied with all applicable Laws pertaining to the employment or termination of employment of its respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, could not reasonably be expected to result in any material liability or obligation on the part of any member of the Subject Company Group or Buyer or any of its Affiliates, or to have or result in a Material Adverse Effect.

         4.17 CORPORATE RECORDS. Except as set forth in SECTION 4.17 OF THE DISCLOSURE SCHEDULE, (i) the minute books of each member of the Subject Company Group contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and its stockholders, and (ii) the stock record books of each member of the Subject Company Group are complete, correct and current except where such would not have a Material Adverse Effect. As of the Closing Date, (i) the minute books of each member of the Subject Company Group will contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors, any committee of its Board of Directors and its stockholders, and
(ii) the stock record books of each member of the Subject Company Group will be complete, correct and current, except where such would not have a Material Adverse Effect.

         4.18 ABSENCE OF CERTAIN CHANGES. Except (i) as otherwise contemplated by this Agreement, (ii) in the ordinary course of business, or (iii) as set forth in SECTION 4.18 OF THE DISCLOSURE SCHEDULE, since the Balance Sheet Date, other than changes in general economic or financial conditions, or changes affecting generally the industry in which the Subject Company Group operates, (a) there has been no development that has had a Material Adverse Effect, (b) each member of the Subject Company Group has conducted its Business in the ordinary course, in substantially the same manner in which it has previously been conducted, and (c) no member of the Subject Company Group has:

                           (a) purchased or redeemed any shares of its capital
stock or issued or agreed to issue any capital stock or other equity securities of any member of the Subject Company Group or any securities or rights convertible into or exchangeable for equity securities of any member of the Subject Company Group or rights to purchase or otherwise receive any of the foregoing, or amended any of the terms of any equity securities or any such rights outstanding on the date hereof;

                           (b) incurred or guaranteed any indebtedness for
borrowed money;

                           (c) mortgaged, pledged or subjected to any
Encumbrances any of its material properties or assets, except for Permitted Encumbrances;

                           (d) made any change in personnel policies or the
compensation (salary, bonus or otherwise) payable or to become payable to any officer, director, employee, agent, affiliate or consultant, entered into or amended any employment, severance, termination or other similar agreement or made any loans to any of its officers, directors, employees, agents, Affiliates or consultants or made any material change in its existing borrowing or lending arrangements for or on behalf of any such persons, or otherwise entered into any transactions with or made any payment to or for any Affiliate of the Subject Company Group;

                           (e) amended its Charter Document or by-laws;

                           (f) changed its accounting methods, principles, or
practices;

                           (g) disposed or agreed to dispose of any assets
(other than cash) where the proceeds of the disposition or the net book value of the relevant assets exceed in the aggregate U.S. $100,000 (or a comparable amount in foreign currency);

                           (h) amended in any material respect or terminated any
Contract required to be disclosed in SCHEDULE 4.13 hereto and material to the operation of the Business of any Subject Company Group; or

                           (i) entered into any agreement to do any of the
things described in the preceding clauses (i) through (viii).

         4.19 FINDER'S FEES. Except for amounts payable to Schroder & Co., Inc. and Johnsen, Fretty & Company, LLC, no Person retained by any Subject Company or the Stockholders is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.20 AFFILIATE TRANSACTIONS.

                (i) SECTION 4.20 OF THE DISCLOSURE SCHEDULE contains a complete and correct list of all material Contracts or liabilities (other than those entered into in the ordinary course of business on an arms length basis), to or by which any member of the Subject Company Group, on the one hand, and any Affiliate of any Subject Company, on the other hand are or have been a party or otherwise bound or affected, and that are currently pending or in effect (other than any of the foregoing entered into between members of the Subject Company Group).

                (ii) To the Knowledge of the Subject Company Group, except as set forth in SECTION 4.20 OF THE DISCLOSURE SCHEDULE, no Stockholder, officer or director of any member of the Subject Company Group, or any family member, relative or Affiliate of any such Stockholder, officer, director or employee,
(i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (x) any property or asset, real or personal, tangible or intangible with a fair market value in excess of U.S. $25,000 (or an equivalent amount in foreign currency for any property or asset not denominated in U.S. dollars) used in or held for use in connection with or pertaining to the Varn Business other than any automobiles or any home office of any employee of any member of the Subject Company Group, or (y) any Person, that is a supplier, customer or competitor of any member of the Subject Company Group (except for any interest in any company whose securities are publicly traded), (ii) serves as an officer, director or employee of any person that is a supplier, customer or competitor of any member of the Subject Company Group or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any member of the Subject Company Group, other than certain loans to employees in an amount less than U.S. $75,000 (or an equivalent amount in foreign currency for any loan not denominated in U.S. dollars) in the aggregate.

50       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to the Stockholders as follows:

         5.1 ORGANIZATIONAL STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

         5.2 AUTHORIZATION. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a Party and to perform the Transactions performed or to be performed by it thereunder. Such execution, delivery and performance by Buyer has been duly authorized by all necessary corporate or other action. Each Transaction Document executed and delivered by Buyer has been duly and validly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         5.3 CONSENTS AND APPROVALS. Except for filings that may be required to comply with the HSR Act, and any consents specified in SECTION 5.3 OF THE DISCLOSURE SCHEDULE which consents are addressed elsewhere in this Agreement (together, the "BUYER REQUIRED CONSENTS"), (a) no authorization, approval or consent of, notification to, exemption by or registration or filing with, any governmental authority or agency or third party is required in connection with the execution, delivery and performance of the Transaction Documents by Buyer or the taking of any other action contemplated thereby, and (b) the execution, delivery and performance of this Agreement by Buyer will contravene or violate
(i) any Law to which Buyer is subject, (ii) any Court Order that is applicable to Buyer, or (iii) the Charter Documents of Buyer.

         5.4 FINDER'S FEES. No Person retained by Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         5.5 SUFFICIENT FUNDS. Prior to the date hereof, Buyer has delivered to the Sellers' Representatives on behalf of the Stockholders and each Subject Company written commitments from one or more banks or other financial institutions which contain the general terms and conditions upon which such banks or financial institutions have agreed to make loans to Buyer, the proceeds of which, together with any necessary equity contributions from Greenwich Street Capital Partners, Inc. and SG Capital Partners, their respective affiliates or any investors pursuant to the Equity Financing, immediately prior to the Closing Date, will be sufficient to enable Buyer to consummate the transactions contemplated in this Agreement.

         5.6 INVESTMENT PURPOSE. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to any resale or other distribution thereof prohibited by Law.

60       COVENANTS PENDING CLOSING.

         6.1 CONDUCT OF THE BUSINESS BY SUBJECT COMPANIES. Except as set forth in SECTION 6.1 OF THE DISCLOSURE SCHEDULE or contemplated by this Agreement or otherwise consented to by Buyer in writing, the Stockholders shall cause each Subject Company to carry on its Business in the ordinary course consistent with past practice. In furtherance of and in addition to such restriction:

                (i) none of the Subject Companies shall, or shall permit any of its Subsidiaries to,

                           (a)      amend its Charter Documents or bylaws;

                           (b) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof;

                           (c) split, combine or reclassify its outstanding capital stock;

                           (d) enter into any Contract or otherwise incur any Liability outside the ordinary course of business;

                           (e) discharge or satisfy any Encumbrance or pay or satisfy any material Liability (other than indebtedness for borrowed money) except pursuant to the terms thereof;

                           (f)      compromise, settle or
                                    otherwise adjust any material claim or
                                    litigation not covered by insurance;

                           (g) make any capital expenditure involving in any individual case more than U.S. $100,000 (or an equivalent amount in foreign currency for any expenditure not made in U.S. dollars);

                           (h) declare or pay any dividend or other distribution on its capital stock;

                           (i) increase the salaries or other compensation payable to any officer or employee except in the ordinary course of business;

                           (j) make any distributions or payments to any Affiliate (other than any member of the Subject Company Group) other than in the ordinary course of business;

                           (k) incur any debt other than in the ordinary course of business;

                           (l) take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 4.18; or

                           (m) make any material Tax election, amend any Tax

                                    Return, settle or compromise any material federal, state, local or non-U.S. income Tax liability.

                  (ii) each Subject Company shall, and shall cause its Subsidiaries to,

                           (a) maintain and service the Assets in good repair, working order and operating condition consistent with past practice;

                           (b) use commercially reasonable efforts to preserve intact its current business organization;

                           (c) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice; and

                           (d) promptly advise Buyer in writing of any event, occurrence, fact, condition, change, development or effect that, to their Knowledge, individually or in the aggregate, could have or result in a Material Adverse Effect or a breach of this Section 6.1.

         6.2      ACCESS TO INFORMATION.

                  (i) Each member of the Subject Company Group shall give Buyer and its representatives (including Buyer's lenders and investors and their respective representatives, accountants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, books, records and affairs of such Subject Company, provided that such access shall not unreasonably interfere with the operations of the Subject Company. Each member of the Subject Company Group shall cause its officers and employees to furnish to Buyer all documents, records and information (and copies thereof) as Buyer may reasonably request.

                  (ii) Notwithstanding the foregoing, no Subject Company shall be required to provide to Buyer's officers, employees, counsel, accountants and other representatives access to any Confidential Information relating to pricing, marketing plans or other matters to the extent that disclosure of such information could be inconsistent with any antitrust or competition law.

         6.3 NO SOLICITATION. From and after the Financing Commitment Date, through the Closing Date, without the prior written consent of Buyer, each Seller Party will not, and will not authorize or permit any of the Seller Advisors to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing, or permitting to be furnished, information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal from any Person, or engage in or continue any discussion or negotiations relating thereto or accept any Acquisition Proposal. Any Seller Party that receives any such inquiries, offers or proposals shall notify Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making
it), within 24 hours of the receipt thereof. As used herein, "ACQUISITION PROPOSAL" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner an equity interest in, or all or substantially all of the business, operations or assets of, any Subject Company.

        6.4 COMPETITION AND CONFIDENTIALITY.

            (i) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "NON-COMPETITION PERIOD"), no Restricted Party shall, within any state, possession or territory in which any Subject Company or any of its Subsidiaries or Affiliates conducts the Business as of the Closing Date, (i) engage directly or indirectly, in any capacity, in any business activities which are the same as, or directly competitive with, the Business in which the Subject Company Group has been engaged, including, without limitation, the manufacture and distribution of specialty pressroom chemicals and dampeners internationally (other than for Buyer or a Subsidiary or Affiliate of Buyer) ("COMPETITIVE BUSINESS") or (ii) own an interest in, manage, operate, join or control or participate in or be connected with as a partner, member, stockholder, co-venturer, consultant or otherwise any other Person that engages in a Competitive Business, but only for as long as the Business of the Subject Companies or their respective Subsidiaries is carried on by (A) Buyer or any of its Subsidiaries or Affiliates or (B) any Person deriving title from Buyer to the assets and goodwill of the Business being carried on by the Subject Companies or their respective Subsidiaries on the Closing Date, PROVIDED that the foregoing shall not restrict the Restricted Parties from maintaining a passive investor ownership interest in publicly traded securities representing less than 5% of the outstanding securities of any class of such securities of any Competitive Business. No Restricted Party shall assist any Person that shall be engaged in any such business activities, including by making available to any such Person any information related to the Business. Each Restricted Party further covenants and agrees that for a period of five years from and after the Closing Date, neither such Restricted Party nor its Affiliates will, without the express prior written consent of Buyer, (x) recruit, hire, assist others in recruiting or hiring or discuss employment with any person who is, or within the twelve-month period immediately prior to the Closing Date was, an employee or consultant of any member of the Subject Company Group, (y) solicit the trade of, or trade with, any Person for any competing business purpose that the Restricted Party knows or has reason to know is a customer or supplier of the Varn Business other than for the benefit of Buyer and (z) directly interfere with Buyer's business relationship with any Person that the Restricted Party knows or has reason to know is a customer or supplier of the Varn Business. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. Each Restricted Party acknowledges, however, that this Section
6.4 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

            (ii) Each Restricted Party recognizes and acknowledges that by reason of its or his involvement with or employment in the Business, it or he has had access to Confidential Information relating to the Business. Each Restricted Party acknowledges that such Confidential Information is a valuable and unique asset and covenants that it or he will not disclose any such Confidential Information any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of the Restricted Party, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) except as may be required by Law or Court Order.

            (iii) In the event of any breach or threatened breach by any Restricted Party of any provision of Section 6.4, Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under Section 6.4. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

            (iv) From and after the Closing Date, Buyer and its Affiliates and representatives shall have no further liability or obligation under the Confidentiality Agreement with respect to information, agreements or documents of or relating to the Varn Business. The provisions of this Section 6.4(d) shall supersede in all respects the provisions of the Confidentiality Agreement with respect to confidential treatment of information. The provisions of this Section 6.4(d) shall not restrict Buyer or any Seller Party from using Confidential Information in performing their respective obligations under, or enforcing the terms of the Transaction Documents, or in exercising their respective rights relating thereto or to the transactions contemplated thereby.

         6.5 SUPPLEMENTS TO DISCLOSURE SCHEDULE. From time to time prior to the Closing, any Seller Party may deliver to Buyer such supplements or amendments to the DISCLOSURE SCHEDULE that such Seller Party may deem necessary in order to correct or maintain the accuracy of the representations and warranties set forth in Section 4, and any representation, warranty, covenant or agreement of the Seller Parties affected thereby shall be deemed to have been amended accordingly. If the Closing occurs, no supplement or amendment of any DISCLOSURE SCHEDULE will be effective to cure or correct any breach of representation or warranty that would have occurred had the Seller Party not made such supplement or amendment and Buyer shall be entitled to indemnification under this Agreement on account of such breach.

         6.6 GUARANTEES. On or before the Closing, Buyer shall cause each Stockholder to be released from each guaranty, surety and other similar obligations relating to obligations of any Subject Company set forth in SECTION
6.6 OF THE DISCLOSURE SCHEDULE. After the Closing, Buyer shall (and shall cause each Subject Company to) indemnify and hold harmless each Stockholder against any Damages caused by or resulting from any such guaranty, surety and other similar obligation.

         6.7 COMPLIANCE WITH NEW JERSEY INDUSTRIAL SITE RECOVERY ACT. Prior to Closing, JVNJ Realty Corp. shall obtain and provide to Buyer either: (a) a letter from the New Jersey Department of Environmental Protection ("NJDEP") stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder (collectively "ISRA") are not applicable to the Pre-Closing Transactions; or (b) an approved Negative Declaration (as defined by ISRA) or No Further Action Letter (as defined by
ISRA) (such Negative Declaration or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the "ISRA CLEARANCE"). If JVNJ Realty Corp. is unable to obtain ISRA Clearance prior to the Closing, JVNJ Realty Corp. shall apply for and enter into a Remediation Agreement (as defined by ISRA) with NJDEP. In any such Remediation Agreement, the Sellers' Representatives shall be identified as the sole parties responsible for: (x) compliance with the Remediation Agreement after Closing; and (y) obtaining ISRA Clearance after the Closing.

         6.8 REPAYMENT OF INDEBTEDNESS.

                  (i On or prior to the Closing Date, the Stockholders or the Subject Companies shall pay all amounts owing by the Subject Companies with respect to the indebtedness for borrowed money other than (i) any indebtedness for borrowed money owed to one Subject Company from any other Subject Company or
(ii) the German Debt. The Stockholders shall secure the release of all liens and encumbrances (other than liens or encumbrances in connection with foreign payroll funding, special foreign commercial considerations or customs letters of credit issued on behalf of any members of the Subject Company Group) for indebtedness for borrowed money or bank account overdraft protection privileges to which the property or assets of any member of the Subject Company Group may be subject, including, but not limited to those set forth on SCHEDULE 4.7 and shall provide to Buyer evidence of release of any such liens and encumbrances at Closing.

                  (ii The Stockholders shall, or shall cause any Unrelated Company, any stockholder or other equity owner, officer, director or employee of any Unrelated Company or any stockholder, officer, director or employee of any member of the Subject Company Group to, repay all loans (other than certain loans to employees in an amount less than U.S. $100,000 (or an equivalent amount in foreign currency for any loan not denominated in U.S. dollars) in the aggregate) by such member to such Unrelated Company, stockholder or other equity owner, officer, director or employee, as the case may be, outstanding prior to the Closing as set forth in SECTION 6.8 OF THE DISCLOSURE SCHEDULE.

         6.9 FIRPTA. The Stockholders shall have delivered to Buyer a statement issued by each of Varnco, Varn Products Co., JVTEX and Graph Tech pursuant to Treasury Regulations section 1.1445-2(c)(3)(i), certifying that the interest being acquired in the Company is not a United States real property interest, within the meaning of the Code and the applicable Treasury Regulations.

         6.10 PRE-CLOSING TRANSACTIONS. Prior to the Closing, the Stockholders will consummate or cause to be consummated the Pre-Closing Transactions.

7.       MUTUAL COVENANTS.

         7.1 FULFILLMENT OF CLOSING CONDITIONS. At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable the conditions specified in Sections 8 and 9 to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each Party will (a) execute and deliver the applicable agreements and other documents referred to in Sections 8 and 9, and (b) use commercially reasonable efforts to (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (iii) obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Seller Required Consents and any Buyer Required Consents, and (iv) take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

         7.2 DISCLOSURE OF CERTAIN MATTERS. Each Seller Party on the one hand, and Buyer on the other hand, shall give Buyer and the Seller Parties, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such Party under this Agreement, (b) would cause any of the representations and warranties of such Party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such Party any reason to believe that any of the conditions set forth in Sections 8 and 9 will not be satisfied prior to the Termination Date.

         7.3 COMPLIANCE WITH HSR ACT AND FOREIGN REGULATORY REQUIREMENTS. Each Subject Company and Buyer will as promptly as practicable (but in no event later than 30 days following the date hereof) file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the Transactions as well as any filings with, or submissions to, any antitrust, competition or other similar authority in any foreign jurisdiction where such filing is required in connection with the Transactions, and thereafter each Subject Company and Buyer will as promptly as practicable file any supplemental information requested in connection therewith pursuant to the HSR Act or antitrust, competition or comparable laws of any foreign jurisdiction. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or antitrust, competition or comparable laws of any foreign jurisdiction. Each Subject Company and Buyer will use commercially reasonable efforts to obtain any clearance required under the HSR Act or antitrust, competition or comparable laws of any foreign jurisdiction for the consummation of the Transactions. Buyer shall be solely responsible for any filing fees under the HSR Act.

         7.4 PUBLIC ANNOUNCEMENTS. The Seller Parties and Buyer shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law, none of such Parties nor any other Parties shall issue any such press release or make any such public statement without the written consent of the other parties hereto.

         7.5 BOOKS AND RECORDS. For ten years following the Closing Date, unless acting with the prior written consent of Sellers' Representatives, Buyer shall not (and shall not permit any Subject Company to), destroy or otherwise dispose of any of any Subject Company's books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, magnetic media and other data and similar materials (all such materials, the "BOOKS AND RECORDS") without first offering to surrender the Books and Records which are intended to be destroyed or disposed of to Sellers' Representatives. After the Closing, Buyer (a) shall allow the counsel, accountants and other representatives of Stockholders access to such Books and Records (with the related right of examination and duplication) upon reasonable request and during normal business hours and (b) shall make available the employees of the Subject Companies to the extent such availability is reasonably required by Sellers' Representatives in connection with the investigation, preparation, conduct or settlement of or for any dispute, claim, suit, litigation or other proceeding by or against any Subject Company or any Stockholder or any other matter arising out of the Businesses of the Subject Companies prior to the Closing.

         7.6 NO OTHER WARRANTIES. Except as expressly set forth in this Agreement, no Party is relying on any express or implied representations or warranties relating to any Party or to the Transactions.

         7.7 FORECASTS; PROJECTIONS; ETC. Buyer acknowledges that (a) Buyer has taken full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished by any Seller Party or their representatives to Buyer in connection with Buyer's investigations of the Subject Companies, (b) Buyer is familiar with the uncertainties that are inherent in attempting to make projections and forecasts and render opinions, and (c) Buyer is not relying on any projections, forecasts or opinions furnished to it by any Seller Party or any of their representatives.

         7.8 DISCLAIMER. Except as and to the extent expressly set forth in the Transaction Documents, each Seller Party hereby disclaims all liability and responsibility for any statement or information made or communicated (orally or in writing) to Buyer or any Affiliate, representative or agent thereof (including any opinion, information or advice by any officer, director, consultant, affiliate, representative or agent of any Seller Party.

         7.9 EMPLOYEES. (a) From and after the Closing Date until December 31, 1999, Buyer shall maintain the Benefit Plans listed in SECTION 4.15(A) OF THE DISCLOSURE SCHEDULE, as in effect on the Closing Date and immediately prior to the Closing, and (b) from and after the Closing Date, Buyer shall credit, for purposes of all benefit policies, each employee of each member of the Subject Company Group for pre-Closing service with the Subject Companies.

         7.10 INSURANCE. On the Closing Date, Buyer shall purchase a tail insurance policy on the terms and conditions set forth in SCHEDULE 5 hereof. The cost of such policy shall be borne as follows: (i) the Seller's Representatives shall reimburse Buyer at Closing for the first U.S. $100,000 of the cost of such policy; (ii) the Buyer shall be responsible for the next $30,000 of the cost of such policy; and (iii) the Sellers' Representatives shall be responsibility for any remaining cost of such policy. From and after the Closing Date, Buyer shall maintain insurance policies for the Subject Companies which are sufficient to maintain the tail insurance policy set forth above in full force and effect.

         7.11 REFUNDS. Sellers' Representatives shall receive immediate payment from Buyer or any of its Affiliates of the net amount paid to any Subject Company of any refund, credit or rebate with respect to Taxes with respect to any Tax Period ending on or before the Closing Date relating to Varn Holding GmbH and/or Varn Aegis.

         7.12 CASH ON CLOSING. On the Closing Date, each of the Subject Companies and their Subsidiaries listed on SCHEDULE 1 hereto shall have at least the amount of cash on hand set forth opposite such companies' name on SCHEDULE 1 hereto.

         7.13 TERMINATION OF CERTAIN CONTRACTS. The Sellers' Representatives shall bear the cost of any prepayment or other fees or penalties incurred in connection with the termination of contracts listed on SCHEDULE 6.

         7.14 ALLOCATION. The Sellers' Representatives shall, or shall cause its accountants to, make available to the Buyer and its representatives upon reasonable notice and during normal business hours the work papers used in the preparation of the audited December 31, 1998 financial statements of the Subject Company Group and such other information as the Buyer shall reasonably request to enable the Buyer to determine the accuracy of the estimated amounts set forth on SCHEDULE 2. In determining the final allocation to be used by the parties, the Buyer shall be permitted to adjust such estimated amounts for each category upward or downward by no more than 10 percent.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS.

         All obligations of the Stockholders to consummate the Transactions are subject to the satisfaction prior thereto of each of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), does not have, and is not likely to have, a Material Adverse Effect.

         8.2 AGREEMENTS, CONDITIONS AND COVENANTS. Buyer shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

         8.3 CERTIFICATES. The Stockholders shall have received a certificate of an executive officer of Buyer to the effect set forth in Sections 8.1 and 8.2.

         8.4 LEGALITY. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority, whether foreign or domestic, that has the effect of making the purchase and sale of the Shares illegal or otherwise prohibiting the consummation of such purchase and sale.

         8.5 REQUIRED CONSENTS; CERTAIN APPROVALS. Buyer shall have obtained the Buyer Required Consents and the waiting period under the HSR Act shall have expired or been terminated. All other Governmental Permits from foreign governmental authorities and consents, authorizations and approvals from the third parties required to be obtained to consummate the transactions contemplated by the Transaction Documents shall have been obtained and all applicable pre-consummation waiting periods shall have expired.

         8.6 ANCILLARY DOCUMENTS. Buyer shall have tendered executed copies of the respective Transaction Documents to which it is party.

         8.7 OPINIONS OF COUNSEL. The Stockholders shall have received an opinion, addressed to them and dated the Closing Date, from Debevoise & Plimpton, in form and substance reasonably satisfactory to the Sellers' Representatives.

         8.8 TERMINATION OF CERTAIN CONTRACTS. The Contracts listed on SCHEDULE 6 hereof shall have been terminated prior to Closing.

         8.9 GERMAN DEBT. Buyer shall have purchased the German Debt by making a cash payment to the Stockholders on the Closing Date.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

         All obligations of Buyer to consummate the Transactions are subject to the satisfaction prior thereto of each of the following conditions:

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Stockholders contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), does not have, and is not likely to have, a Material Adverse Effect or does not materially and adversely affect Buyer's ownership of the Shares after the Closing.

         9.2 AGREEMENTS, CONDITIONS AND COVENANTS. The Stockholders shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

         9.3 CERTIFICATES. Buyer shall have received a certificate of the chief executive officer of each Subject Company to the effect set forth in Sections
9.1 and 9.2.

         9.4 LEGALITY. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the Shares illegal or otherwise prohibiting the consummation of such purchase and sale.

         9.5 REQUIRED CONSENTS. The Seller Parties shall have obtained the Seller Required Consents set forth in SECTION 9.5 OF THE DISCLOSURE SCHEDULE, and the waiting period under the HSR Act shall have expired or been terminated. All other Government Permits from foreign governmental authorities and consents, authorizations and approvals from third parties required to be obtained to consummate the transactions contemplated by the Transaction Documents shall have been obtained and all applicable pre-consummation waiting periods shall have expired.

         9.6 ISRA APPROVAL. Seller shall have obtained (and provided to Buyer) ISRA Clearance as provided in Section 6.7. If ISRA Clearance is not obtained prior to the Closing, then Buyer may, at its own option, (a) fail to close until ISRA Clearance is obtained, or (b) have JVNJ Realty Corp. apply for and enter into a Remediation Agreement (as defined by ISRA) with the NJDEP. In any such Remediation Agreement, the Stockholders shall pay all costs and expenses, including filing fees, legal fees and consulting fees associated with (x) complying with the Remediation Agreement after Closing, and (y) obtaining ISRA Clearance after the Closing. The Stockholders shall provide all necessary financial assurance required by the NJDEP under any such Remediation Agreement.

         9.7 ANCILLARY DOCUMENTS. The Seller Parties shall have tendered executed copies of the respective Transaction Documents to which they are parties.

         9.8 SUBSIDIARY PURCHASE AGREEMENTS. The closings under the Subsidiary Purchase Agreements shall have occurred.

         9.9 RESIGNATION OF DIRECTORS. All directors and officers of each of the Subject Companies whose resignations shall have been requested in writing by Buyer at least five (5) business days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

         9.10 FINANCING. Buyer shall have obtained financing sufficient to enable Buyer to consummate the transactions contemplated by this Agreement on such terms as are satisfactory to Buyer in its reasonable judgment.

         9.11 OPINIONS OF COUNSEL. Buyer shall have received opinions, addressed to it and dated the Closing Date, from Morgan, Lewis & Bockius LLP, and local counsel reasonably acceptable to Buyer in each foreign jurisdiction in which a member of the Subject Company Group is organized, in form and substance reasonably satisfactory to the Buyer.

10.      INDEMNIFICATION.

         10.1 INDEMNIFICATION. (i Subject to the other provisions of this Section 10, from and after the Closing Date, each Stockholder other than Allan Moroknek, individually (but not in his capacity as trustee) and Michael Moroknek, individually (but not in his capacity as trustee) shall indemnify and hold harmless Buyer, its Affiliates, each member of the Subject Company Group and their respective officers, directors, employees, agents and representatives (each a "BUYER INDEMNIFIED PARTY") for one hundred percent (100%) of the first Three Million Dollars (U.S. $3,000,000) of, and ninety percent (90%) of any additional, liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other reasonable professional fees and disbursements of every kind, nature and description incurred in connection therewith, but excluding any consequential or punitive damages other consequential or punitive damages in connection with the litigation matters set forth on SCHEDULE 4.11), net of any insurance proceeds available for the payment thereof (collectively, "DAMAGES"), directly or proximately caused by, resulting from in connection with or pursuant to (i) any breach of any of the respective representations and warranties of any Stockholder contained in this Agreement or of Iona College Charitable Gift Fund contained in the Letter Agreement dated of even date herewith between Iona College Charitable Gift Fund and Buyer, (ii) any breach of any of the covenants or agreements of any Stockholder contained in this Agreement, (iii) the business, operations or properties of any Unrelated Company, (iv) any Unrelated Liability and (v) environmental conditions existing on, under, above, about or emanating from the Hayward Facility, including the soil, air and groundwater,
(vi) any sanctions or penalties imposed by the IRS, in connection with an IRS Audit, and reasonable attorneys fees related thereto, on any Benefit Plan intended to be a qualified plan as described in Section 4.15(b) arising out of an event that occurred on or before Closing and (vii) the Denis Dunlea Deferred Compensation Trust, dated May 4, 1998, between Varn Products Co., Inc. and Kathleen Dunlea, except for any Damages arising from the insolvency of Varn Products Co., Inc. Notwithstanding the foregoing, any indemnification for any claim arising from any inaccuracy of any representation or warranty set forth in
Section 4.6(b) or related to or arising from clauses (iii), (iv), (v), (vi) or
(vii) of this Section 10.1(a) shall be for one hundred percent (100%) regardless of whether any such claim exceeds Three Million Dollars (U.S. $3,000,000).

                  (ii Subject to the other provisions of this Section 10, from and after the Closing Date, Buyer, its Affiliates, each member of the Subject Company Group and their respective officers, directors, employees, agents and representatives shall indemnify and hold harmless Stockholders for any Damages, directly or proximately caused by or resulting from any breach of any of the respective representations, warranties, covenants or agreements of Buyer contained in this Agreement.

                  (iii For purposes of this Section 10, any inaccuracy in any representation or warranty shall be determined without regard to any materiality qualification contained in such representation or warranty, which qualification limits the scope of such representation or warranty and, giving effect thereto, renders such representation or warranty accurate.

         10.2     PROCEDURE FOR CLAIMS.

                  (i A party seeking indemnification under any part of Section
10.1 or Section 11 (the "INDEMNIFIED PARTY") shall promptly notify in writing (a "CLAIM NOTICE") the other party (the "INDEMNIFYING PARTY") of its desire to seek indemnification (including without limitation items that would give rise to a right to indemnification if they were not below the Threshold Amount). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. The Indemnified Party shall not be entitled to give any Claim Notice, or to indemnification, pursuant to Section 10.1(a)(i) for any Damage less than U.S. $10,000 in any one instance (and any such Damage shall not be included in the Threshold Amount). The Indemnified Party shall as soon as practicable thereafter provide to the Indemnifying Party all information and documentation necessary to support and verify the right asserted, and the Indemnifying Party shall be given access to all personnel, properties, books and records that the Indemnifying Party reasonably determine to be related thereto. The Indemnifying Party shall respond to the Indemnified Party (a "CLAIM RESPONSE") within 45 days (the "RESPONSE PERIOD") after the date that the Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements under this Agreement, and any Claim Response shall specify whether the Indemnifying Party disputes the claim in the Claim Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnified Party shall be deemed not to dispute the claim described in the Claim Notice. If the Indemnifying Party elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such obligation shall be conclusively deemed to be an obligation of the Indemnifying Party.

                  (ii If any Stockholder shall be obligated to indemnify Buyer under Section 10.1, Buyer shall first obtain distributions from the Escrow Account, and Buyer shall not be entitled to receive any indemnification obligation from any Stockholder until the Escrow Account has been fully exhausted. The Escrow Agent shall pay to Buyer the amount to which Buyer shall be entitled in accordance with the terms of the Escrow

Agreement. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, Buyer may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Stockholder. In the event the amounts available in the Escrow Account are insufficient to satisfy a Stockholder indemnification obligation under Section 10.1, Buyer shall be entitled to receive all amounts remaining in the Escrow Account, if any, and shall have the right to recover the remainder of the amount of such claim from the Stockholders.

                  (iii If the Indemnified Party seeks indemnification under any part of Section 10.1 with respect to any actions, suits or other administrative or judicial proceedings (each, an "ACTION") that may be instituted by a third party, the Indemnified Party shall give the Indemnifying Party prompt notice of a third party's institution of such Action. After such notice, the Indemnifying Party shall have the right at any time, at their option and expense, to participate in or assume the defense of any such Action (including the right to participate in negotiations and settlement discussions), PROVIDED, that counsel for the Indemnifying Party who shall conduct the defense of such Action shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at its expense. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Action, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such Action. The Indemnified Party and the Indemnifying Party shall cooperate fully with each other in connection with the defense, negotiation and settlement of any such Action, and the Indemnifying Party shall be given access to all personnel, properties, books and records that the Indemnifying Party reasonably determine to be related thereto. No such Action may be settled or compromised (nor shall any agreement be entered into or commitment made with respect to any settlement or compromise) without the written consent of the Indemnifying Party, which shall not be unreasonably withheld.

         10.3 CERTAIN LIMITATIONS. Notwithstanding anything to the contrary contained herein, the obligations of the Indemnifying Party under Sections 10 and 11 shall be limited as follows:

                  (i The Indemnified Party shall be entitled to indemnification under Sections 10.1(a)(i) (other than in connection with any claim for indemnification arising from any inaccuracy of any representation or warranty set forth in Sections 4.6(b), 4.9 and 4.12 as to which there shall be no limitation) if the aggregate of all Damages as to which the Indemnified Party shall otherwise be entitled to indemnification (other than in connection with any claim for indemnification arising from any inaccuracy of any representation or warranty set forth in Sections 4.6(b), 4.9 or 4.12 as to which there shall be no limitation) exceeds U.S. $1,000,000 (the "DEDUCTIBLE AMOUNT") and then only to the extent of any excess Damages over such Deductible Amount;

                  (ii The obligations of any Indemnified Party under Sections 10.1(a)(i) (other than in connection with any claim for indemnification arising from any inaccuracy of any representation or warranty set forth in Sections 4.2, 4.4, 4.6(b), 4.9, or 4.12 as to which there shall be no limitation) shall not exceed, in the aggregate, the sum of the Escrow Account plus U.S. $22,500,000.

                  (iii Each member of the VVZ Shareholder Group shall be jointly and severally liable for up to fifty percent (50%) of the aggregate amount of all indemnification obligations to which any Buyer Indemnified Party is entitled to under Sections 10 and 11, and the VVZ Shareholder Group, as a whole, shall not be liable for more than fifty percent (50%) of the aggregate amount of all indemnification obligations under Sections 10 and 11;

                  (iv Each member of the JVZ Shareholder Group shall be jointly and severally liable for up to fifty percent (50%) of the aggregate amount of all indemnification obligations to which any Buyer Indemnified Party is entitled to under Sections 10 and 11, and the JVZ Shareholder Group, as a whole, shall not be liable for more than fifty percent (50%) of the aggregate amount of all indemnification obligations under Sections 10 and 11;

                  (v The obligations of any Indemnified Party under Sections 10 and 11 shall not exceed, in the aggregate, the Consideration as adjusted pursuant to Section 2.4; and

                  (vi No Buyer Indemnified Party shall be entitled to indemnification under Section 10.1(a) for any indemnification obligation relating to the representations and warranties relating to the real property located at 905 South Westwood Avenue, Addison, Illinois contained in Section 4.12, or any other claim relating to any environmental condition of the real property located at 905 South Westwood Avenue, Addison, Illinois.

         10.4 GENERALLY. No indemnification obligation shall be made (or Damages counted against the Deductible Amount) for matters to the extent that they are covered by insurance (after reduction for the reasonable costs and expenses of obtaining or maintaining such or similar insurance). In determining the amount of any Damages giving rise to an Escrow Account distribution (or to be counted against the Deductible Amount) hereunder, the amount of the Damages shall be computed after giving effect to any tax benefit and tax detriment (federal, state or local) to be realized by reason of such Damages, PROVIDED that such tax benefits and such tax detriments shall be given effect to for purposes of this Section 10.4 only if and to the extent such tax detriments or tax benefits, respectively, are actually realized, and based on the assumption that the items giving rise to such tax benefits or tax detriments, respectively, are utilized after all other relevant items have been taken into account on its Tax Return, and PROVIDED FURTHER that in the event that any such tax benefit of such party is subsequently disallowed, the indemnifying party shall make an additional payment to the indemnified party equal to the amount of any tax detriment resulting from such disallowance. In the event the parties are unable to agree on the amount of any such tax benefit or tax detriment, such dispute shall be resolved in accordance with the Tax Dispute Resolution Procedure.

         10.5 CLAIMS PERIOD. No party shall be entitled to seek indemnification under this Section 10 after the first anniversary of the Closing Date except as follows:

                  (a) claims with respect to the representations and warranties contained in Section 4.12 can be made until the third anniversary of the Closing Date;

                  (b) claims with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.6(b), 4.10 and 4.15(b), and Buyer's right to indemnification under Sections 10.1(a)(iii), 10.1(a)(iv), 10.1(a)(v), 10.1(a)(vi) and 10.1(a)(vii)
                           can be made indefinitely; and

                  (c) claims with respect to the representations and warranties contained in Sections 4.9 and 4.15(c)(i) can be made until the expiration of any applicable statute of limitations.

         10.6 EXCLUSIVITY. The remedy provided under Sections 10 and 11 shall constitute the exclusive remedy of Buyer and the Stockholders, from and after the Closing, against any loss, liability or expense arising out of or related to the Transactions, provided, that nothing herein shall limit in any way Buyer's remedies in respect of fraud or intentional misrepresentation or omission by any

Stockholder in connection herewith or with the Transaction Documents or the transactions contemplated thereby.

         10.7     SELLERS' REPRESENTATIVES.

                  (i Each Stockholder irrevocably makes, constitutes and appoints Vincent Von Zwehl and Joseph Von Zwehl as such Stockholders' sole and exclusive representative (collectively, the "SELLERS' REPRESENTATIVES") and authorizes and empowers each of them to take all actions necessary or appropriate in the judgment of the Sellers' Representatives for the accomplishment of the terms of this Agreement. All actions by the Sellers' Representatives shall require the approval of both the Sellers' Representatives, and the Seller Parties shall be bound by any and all actions of the Sellers' Representatives. If either of the Sellers' Representatives shall be unable to perform his functions hereunder, the remaining Sellers' Representative shall become the sole Sellers' Representative and the Seller Parties shall be bound by any and all actions of such remaining Sellers' Representative. If both Sellers' Representatives are unable to perform their functions hereunder, the holders of a majority of the Shares shall elect, by written ballot, a single successor Sellers' Representative. The decisions and actions of any successor Sellers' Representative shall be, for all purposes, those of a Sellers' Representative as if originally named herein.

                  (ii Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Sellers' Representatives and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers' Representatives. Except as specifically contemplated by the Escrow Agreement, Buyer shall be entitled to disregard any notices or communications given or made by any Seller Party unless given or made through the Sellers' Representatives.

                  (iii The Sellers' Representatives shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Sellers' Representatives and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith.

11.      TAX MATTERS.

         11.1     PAYMENT FOR CERTAIN TAXES.

                  (i Each Stockholder other than Allan Moroknek, individually (but not in his capacity as trustee) and Michael Moroknek, individually (but not in his capacity as trustee) shall indemnify and hold harmless Buyer and each Subject Company from and against, such Stockholder's Allocation Percentage of any Tax that is or may become payable by any Subject Company or any of its Subsidiaries, or chargeable as a lien upon the Assets thereof that (1) is attributable to any period or a portion thereof ending, or event occurring, on or prior to the Closing Date, and has not been paid as of the Closing Date, to the extent that the amount of such Tax exceeds the reserve with respect thereto reflected in the Adjusted Net Assets Computation (excluding any reserve for deferred liability for Taxes) or (2) is required to be paid by the Stockholders pursuant to Section 11.2. For purposes of this Section 11.1(a), any liability for any Tax that is or may be payable by any Subject Company or any of its Subsidiaries that is attributable to a period which begins before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the Closing Date (x) in the case of Taxes other than taxes based on income or receipts, by apportioning such Taxes on a per diem basis and (y) in the case of Taxes based on income or receipts, by calculating the amount of such Tax that would be due had the Subject Company or Subsidiary's taxable period ended on the Closing Date.

                  (ii If any Stockholder shall be obligated to indemnify Buyer under Section 11(a)(i), the Escrow Agent shall pay to Buyer from the then balance in the Tax Escrow Account the amount to which Buyer shall be entitled in accordance with the terms of the Escrow Agreement. In the event the amounts available in the Tax Escrow Account are insufficient to satisfy an indemnification claim, Buyer shall be entitled to receive all amounts remaining in the Tax Escrow Account, if any, and shall have the right to recover the remainder of the amount of such claim from the Stockholder based on the Stockholder's Allocation Percentage. Any disputes as to the amount of indemnification under Section 11.1(a) shall be resolved in accordance with the Tax Dispute Resolution Procedure. Any remaining balance in the Tax Escrow Account, after giving effect to any payments made pursuant to this Section 11.1, shall be released at the times, and in the manner set forth in the Escrow Agreement.

                  (iii Any indemnification obligations under this Section 11 are governed by the applicable provisions of Section 10, except that the provisions of Section 11.3 shall govern any audits or administrative or judicial proceedings with respect to the Tax Liabilities of each Subject Company and each of its Subsidiaries..

         11.2     TAX RETURNS.

                  (i THE STOCKHOLDERS' RESPONSIBILITY. The Stockholders shall prepare, or cause to be prepared, and timely file, all Tax Returns that are required to be filed by Tax law by each Subject Company and each of its Subsidiaries on or prior to the Closing Date on a basis consistent with past practice.

                  (ii BUYER'S RESPONSIBILITY. Buyer shall prepare and timely file, or cause to be prepared and timely filed, with the relevant Governmental Authorities all Tax Returns relating to the Business or Assets of the Subject Companies and their Subsidiaries other than those Tax Returns described in
Section 11.1(b)(i). With respect to Tax Returns for periods beginning before and ending after the Closing Date, such Tax Returns shall be prepared consistent with past practice, PROVIDED that all Tax Returns required to be filed by Tax law by each Subject Company and each of its Subsidiaries after the Closing Date relating to periods ending on or before the Closing Date shall be prepared on a basis consistent with past practice, to the extent permitted under applicable law and, shall be subject to the review and approval of the Sellers' Representative, which approval shall not be unreasonably withheld.

         11.3 TAX PROCEEDINGS. Notwithstanding anything in this Agreement to the contrary, Buyer shall control the conduct of all audits or administrative or judicial proceedings with respect to the Tax liabilities of each Subject Company and each of its Subsidiaries for any period or portion thereof. Subject to such control, Buyer (i) shall give notice to the Sellers' Representatives of any Tax adjustment proposed in writing pursuant to any government audit or other proceeding if such adjustment could give rise to a Claim for indemnification against the Stockholders pursuant to this Section 11, (ii) shall, if requested by the Sellers' Representatives, consult with the Sellers' Representatives and their counsel regarding the positions Buyer will assert in writing with respect to any such proposed adjustment, and (iii) shall not, and shall not permit any of its Affiliates to, accept any proposed adjustment or enter into any settlement or agreement that would result in a Claim for indemnification against the Stockholders pursuant to this Section 11 without the written consent of the Sellers' Representative, which consent shall not be unreasonably withheld.

         11.4 COOPERATION ON TAX MATTERS. Buyer, the Subject Companies and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this
Section 11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Subject Companies and the Stockholders shall (i) retain all Books and Records with respect to Tax matters pertinent to such Subject Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other Party so requests, the Subject Companies or the Stockholders, as the case may be, shall allow the other Party to take possession of such Books and Records.

         11.5 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactions shall be paid, one-half by Buyer and one-half by Stockholders when due.

12.      TERMINATION.

         12.1 GROUNDS FOR TERMINATION. This Agreement may be terminated by written notice of termination only as follows:

                  (i By the Sellers' Representatives or the Buyer if the Financing Commitment Date has not occurred on or before 5:00 p.m. New York City time within fourteen (14) days of the date hereof;

                  (ii By mutual written consent of Buyer and the Sellers' Representatives;

                  (iii By written notice if the Closing shall not have been consummated on or before 5:00 p.m. New York City time on the Termination Date unless such date is extended by the mutual written consent of the Sellers' Representatives and Buyer; provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

                  (iv By either Buyer, on the one hand, or the Seller's Representatives on the other hand, (i) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable or (ii) any other event, factor or condition shall occur or exist that otherwise shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing;

                  (v By either Buyer, on the one hand, or the Sellers' Representatives, on the other hand, if there has been a misrepresentation or breach on the part of the other Party in the representations, warranties, covenants or agreements contained herein or in other Transaction Documents (or in any certificate delivered in connection herewith) which would cause a failure of the conditions set forth in Section 8.1 (in the case of a termination by the Sellers' Representatives) or Section 9.1 (in the case of a termination by Buyer) and which is not cured within ten business days after such other Party has been notified of the intent to terminate this Agreement pursuant to this Section 12.1(e); or

                  (vi By Buyer within five business days after Buyer has received notice under Section 6.5 of a supplement or amendment to the Disclosure Schedule that has disclosed any information that would have a Material Adverse Effect or would materially and adversely affect Buyer's ownership of the Shares after the Closing.

         12.2 EFFECT OF TERMINATION. If this Agreement is terminated under
Section 12.1, this Agreement shall forthwith become void and have no effect (except for Section 13.4 and the Confidentiality Agreement) and there shall be no liability in respect of this Agreement on the part of any of Buyer or any Seller Party or their respective officers, directors, or shareholders except as provided below in this Section 12.2 and in Section 13.4. If such termination is based on a breach of any material representation, warranty or covenant or agreement herein (or if this Agreement is otherwise terminated pursuant to Section 12.1(c)) by any Party hereto, such Party shall be fully liable to the other Party hereto for all costs and expenses (including reasonable attorneys' fees and expenses) actually incurred in good faith by such other Party in connection with this Agreement and the Transactions. If this Agreement is terminated, each Party hereto shall return promptly to the other Party hereto or destroy (and certify such destruction to the other Party in writing) all documents, work papers and other material of the other Party furnished or made available to such Party or its representatives or agents, and all copies thereof, and agrees that no information received by it or its representatives or agents shall be revealed by it or its representatives or agents to any third party or used for the advantage of such party or any other person.

13.      GENERAL MATTERS.

         13.1 CONTENTS OF AGREEMENT. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, sets forth the entire understanding of the Parties with respect to the Transactions and supersede all prior agreements or understandings among the parties regarding those matters.

         13.2 AMENDMENT, PARTIES IN INTEREST, ASSIGNMENT, ETC. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Section 10. No Party hereto shall assign this Agreement or any right, benefit or obligation hereunder; PROVIDED, that Buyer may assign this Agreement to one or more Subsidiaries of Buyer, or to any lender to Buyer or any Subsidiary or affiliate thereof as security for obligations to such lender, and PROVIDED, FURTHER, that no assignment to any such lender shall in any way affect the Parties' obligations or liabilities under this Agreement. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

         13.3 FURTHER ASSURANCES. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to render effective the consummation of the Transactions or otherwise carry out the intent and purpose of this Agreement, including but not limited to securing the third party consents set forth on SCHEDULE 4.3.

         13.4 EXPENSES. The Parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and Transactions. Buyer acknowledges and agrees that it alone will be fully responsible for the filing fee owing under the HSR Act. Stockholders acknowledge and agree that they alone will be fully responsible for amounts payable to Schroder & Co., Inc. and Johnsen, Fretty & Company, LLC.

         13.5 WAIVER. No waiver by any Party hereto, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Party's rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such Party's right at any other time or unless it is made in writing and signed by the Party waiving the condition. No failure by any Party hereto to take any action with respect to any breach of this Agreement or default by any other Party shall constitute a waiver of such Party's right to enforce any provision of this Agreement against such other Party or to take action with respect to such breach or default or of any subsequent breach or default by such other Party.

         13.6 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telefaxed with receipt acknowledged (and with a confirmation copy also sent by certified mail return receipt requested), delivered by a recognized commercial courier service with receipt acknowledged, or mailed by registered or certified mail return receipt requested, as follows:

                  If to Buyer, to:

                           Day International Group, Inc.
                           130 West Second Street
                           Dayton, OH  45401
                           Attention:  Dennis R. Wolters
                           Telefax No.: 937-226-0052

                           with a required copy to:

                           Greenwich Street Capital Partners, Inc.
                           388 Greenwich Street - 36th Floor
                           New York, NY  10013
                           Attention:  Christine K. Vanden Beukel
                           Telefax No.: 212-816-0166

                           and

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, NY  10022
                           Attention:  Andrew L. Sommer, Esquire
                           Telefax No.:212-909-6836

                  If to any Seller Party, to Sellers' Representatives:


                   Vincent Von Zwehl           and    Vincent Von Zwehl
                   P.O. Box 728                       3991 Gulf Shore Blvd. N.
                   29 Cobblestone Tr.                 Naples, FL 34103
                   Montville, NJ 07045                Telefax No.: 941-434-2978
                   Telefax No.: 973-331-7973

                   and

                   Joseph Von Zwehl             and    Joseph Von Zwehl
                   1121 Jericho                        431 Lido Drive
                   Oyster Bay Rd.                      Ft. Lauderdale, FL 33301
                   Route 106                           Telefax No.: 954-523-4225
                   Muttontown, NY 11732

                   with a required copy to:

                   Thomas J. Sharbaugh, Esquire
                   Morgan, Lewis & Bockius LLP
                   1701 Market Street
                   Philadelphia, PA  19103-2921
                   Telefax No.: 215-963-5299

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or telefaxed or five business days after the date mailed.

         13.7 GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the state of New York, including all matters of construction, validity and performance and (b) each of the parties hereto irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of a court of competent civil jurisdiction sitting in the City and County of New York, New York for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the Transactions (collectively, "SUIT") and (ii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

         13.8 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         13.9 INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party's being satisfied with any particular item or to a Party's determination of a particular item means that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

         13.10 DISCLOSURE SCHEDULE AND SCHEDULES. The Disclosure Schedule and all Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

         13.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

Buyer:                                      DAY INTERNATIONAL GROUP, INC.


                                            By:    /s/ Dennis R. Wolters
                                                --------------------------------
                                            Name:  Dennis R. Wolters
                                            Title: President & CEO


Stockholders:                                   /s/ Vincent Von Zwehl
                                                --------------------------------
                                            VINCENT VON ZWEHL


                                                /s/ Joseph Von Zwehl
                                                --------------------------------
                                            JOSEPH VON ZWEHL

                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]


                                                 /s/ Lisa Klingenberg
                                            ------------------------------------
                                            LISA KLINGENBERG


                                                /s/ Joanne Von Zwehl-Dempsey
                                            ------------------------------------
                                            JOANNE VON ZWEHL-DEMPSEY


                                                /s/ Christopher Von Zwehl
                                            ------------------------------------
                                            CHRISTOPHER VON ZWEHL


                                                /s/ Jeanine Johnsen
                                            ------------------------------------
                                            JEANINE JOHNSEN


                                               /s/ Mark Von Zwehl
                                            ------------------------------------
                                            MARK VON ZWEHL


                                               /s/ Sean Von Zwehl
                                            ------------------------------------
                                            SEAN VON ZWEHL


                                               /s/ Veronica Von Zwehl
                                            ------------------------------------
                                            VERONICA VON ZWEHL


                                               /s/ Paul von Zwehl
                                            ------------------------------------
                                            PAUL VON ZWEHL


                                               /s/ Matthew Von Zwehl
                                            ------------------------------------
                                            MATTHEW VON ZWEHL


                                               /s/ Daniel Von Zwehl
                                            ------------------------------------
                                            DANIEL VON ZWEHL

                                                /s/ John Vincent Von Zwehl
                                            ------------------------------------
                                            JOHN VINCENT VON ZWEHL


                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]


                                                /s/ Allan Moroknek
                                            ------------------------------------
                                            ALLAN MOROKNEK, INDIVIDUALLY
                                            AND AS TRUSTEE


                                               /s/ Michael Moroknek
                                            ------------------------------------

                                            MICHAEL MOROKNEK, INDIVIDUALLY
                                            AND AS TRUSTEE